As filed with the SEC on October 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	6021	22-2953275
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number)

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas J. Shara

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Peter H. Ehrenberg, Esq. Laura R. Kuntz, Esq. Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey 07068 (973) 597-2500

Timothy J. Matteson, Esq.

Executive Vice President,

Chief Administrative Officer,

General Counsel and

Corporate Secretary

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

Robert Schwartz, Esq. Windels Marx Lane & Mittendorf LLP 120 Albany Street Plaza New Brunswick, New Jersey 08901 (732) 846-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1,2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, without par value	2,959,808	N/A	$52,080,957	$6,313

(1)

Based on the maximum number of shares of the registrant’s common stock that may be issued in connection with the proposed merger of Highlands Bancorp, Inc. with and into Lakeland Bancorp, Inc., which number is calculated as (i) the number of shares of Highlands Bancorp, Inc. common stock (x) currently outstanding (2,790,481), and (y) issuable upon exercise of outstanding stock options (125,586), times (ii) the exchange ratio of 1.015. The registrant will cash out Highlands Bancorp, Inc. stock options that remain outstanding and unexercised at the effective time of the merger. In accordance with Rule 416, this registration statement shall also register any additional shares of the registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the merger agreement.

(2)

Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (A) the average of the high and low prices per share of the common stock of Highlands Bancorp, Inc., as reported on the OTC Pink on October 2, 2018, or $17.86 per share (in accordance with Rule 457(c)) and (B) the maximum number of shares of Highlands Bancorp, Inc. common stock outstanding and issuable upon the exercise of outstanding stock options to purchase Highlands Bancorp, Inc. common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this proxy statement and prospectus is not complete and may be changed. A registration statement relating to the shares of Lakeland Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement and prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale in not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY-SUBJECT TO COMPLETION

DATED OCTOBER 5, 2018

[Highlands Bancorp, Inc. LOGO]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of Highlands Bancorp, Inc. has approved the merger of Highlands Bancorp with and into Lakeland Bancorp, Inc. In the merger, the shareholders of Highlands Bancorp will receive 1.015 shares of Lakeland Bancorp, Inc. common stock for each outstanding share of Highlands Bancorp, Inc. common stock that they own at the effective time of the merger.

Lakeland’s common stock is quoted on the NASDAQ Global Select Market under the symbol “LBAI”. On                 , 2018, the closing sale price of Lakeland common stock on the NASDAQ Global Select Market was $                 per share.

If the market price of Lakeland Bancorp common stock falls substantially, both in absolute terms (that is, below $15.60) and by comparison to the list of banking institutions that comprise the NASDAQ Bank Index, Highlands Bancorp may terminate the merger agreement. However, if Highlands Bancorp seeks to exercise this termination right, Lakeland Bancorp will have the right to negate such termination by increasing the exchange ratio from 1.015 to a formula amount determined in accordance with the merger agreement, as described in this proxy statement and prospectus.

The merger cannot be completed unless Highlands Bancorp, Inc.’s shareholders approve it. You will be asked to vote on the merger at our special meeting. The Highlands Bancorp, Inc. board of directors unanimously recommends that you vote to approve the merger. Each member of your board has agreed to vote his or her shares in favor of the merger.

The date, time and place of the meeting are as follows:

[            , [                ], 2018

[    p.m.]

[                             ]at [                    ], [                            ]

Only shareholders of record as of [                ], 2018, are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

[Insert Signature]

Steven C. Ackmann

President and CEO

Highlands Bancorp, Inc.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Lakeland Bancorp, Inc. common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Lakeland common stock involves risks that are described in “RISK FACTORS” beginning on page 13.

This proxy statement and prospectus is dated [                ], 2018, and is first being mailed to Highlands Bancorp, Inc. shareholders on or about [                ], 2018.

HIGHLANDS BANCORP, INC.

64 Crescent Avenue

Waldwick, New Jersey 07463

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held [                ], 2018

To The Shareholders of Highlands Bancorp, Inc.:

A special meeting of shareholders of Highlands Bancorp will be held at the [                ], [                    ], at [            ] [p.m.] on [                ], [                ], 2018 for the following purposes:

1. To approve an Agreement and Plan of Merger, dated as of August 23, 2018, by and between Highlands Bancorp and Lakeland Bancorp, Inc., providing for:

•	the merger of Highlands with and into Lakeland; and

•	the automatic conversion of each outstanding share of the common stock of Highlands into 1.015 shares of Lakeland common stock.

2. To transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Shareholders of record as of the close of business on [                ], 2018 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the special meeting, please execute the enclosed proxy and return it to us. You may revoke your proxy at any time prior to its exercise by delivering to us a later-dated proxy or by delivering a written notice of revocation to us prior to or at the special meeting.

This meeting involves a matter of major importance to all shareholders. You are urged to read and carefully consider the attached proxy statement and prospectus, as well as the annexes.

The Highlands Bancorp board of directors unanimously recommends that shareholders vote “FOR” approval of the merger.

By Order of the Board of Directors,

[insert signature]

George E. Irwin

Chairman of the Board

[                ], 2018

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement and prospectus provides you with detailed information about the merger agreement and the merger. The boards of directors of Highlands Bancorp, Inc., which we sometimes refer to as Highlands Bancorp or Highlands, and Lakeland Bancorp, Inc., which we sometimes refer to as Lakeland Bancorp or Lakeland, encourage you to read this entire document carefully.

This proxy statement and prospectus incorporates by reference important business and financial information about Lakeland Bancorp that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

Timothy J. Matteson, Esq.

Executive Vice President,

Chief Administrative Officer,

General Counsel and Corporate Secretary

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Email: tmatteson@lakelandbank.com

In order to obtain timely delivery of these documents, you should request the information by [                ], 2018. See “WHERE YOU CAN FIND MORE INFORMATION” at page 67 for additional information.

Neither Highlands nor Lakeland has authorized anyone to provide you with any information other than the information included in this document and the documents to which you are referred in this document. If someone provides you with other information, please do not rely on it as being authorized by Highlands or Lakeland.

This proxy statement and prospectus offers only the cash and shares of Lakeland common stock offered in the merger, and offers such shares only where it is legal to do so.

This proxy statement and prospectus has been prepared as of [                ], 2018. Changes that may have occurred in the affairs of Lakeland or Highlands or their respective subsidiaries since that date are not reflected in this document.

The information contained in this document with respect to Lakeland was provided solely by Lakeland, and the information contained in this document with respect to Highlands was provided solely by Highlands.

-i-

-ii-

ANNEXES:

A.	Agreement and Plan of Merger, with forms of Bank Merger Agreement and Voting Agreement attached.

B.	Opinion of FIG Partners, LLC

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE HIGHLANDS SPECIAL MEETING

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Highlands and a prospectus of Lakeland. As a proxy statement, it is being provided to Highlands’s shareholders by Highlands’s board of directors in connection with that board’s solicitation of proxies for the Highlands special meeting at which the Highlands shareholders will be asked to approve the merger agreement and the merger with Lakeland.

As a prospectus, this document is being provided to Highlands’s shareholders because Lakeland is offering to exchange shares of its common stock for shares of Highlands common stock upon completion of the merger.

Q: WHY ARE HIGHLANDS AND LAKELAND PROPOSING TO MERGE?

A: The boards of directors of Highlands and Lakeland are proposing to merge Highlands into Lakeland because they believe that combining the strengths of these two financial institutions is in the best interests of both companies, their respective shareholders and their respective customers. Please see “THE MERGER—Highlands’s Reasons for the Merger” and “THE MERGER—Recommendation of the Highlands Board of Directors” at pages 34 to 35 for the various factors considered by the Highlands board of directors in recommending that Highlands’s shareholders vote FOR the proposal to approve the merger agreement and the merger. Please see “THE MERGER—Lakeland’s Reasons for the Merger” at page 45.

Q: WHAT WILL A HIGHLANDS SHAREHOLDER RECEIVE IN THE MERGER?

A: Upon completion of the merger, the shareholders of Highlands will receive 1.015 shares of Lakeland common stock for each outstanding share of Highlands common stock that they own at the effective time of the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO HIGHLANDS’S SHAREHOLDERS?

A. The obligation of Lakeland and Highlands to complete the merger is conditioned upon the receipt of a legal opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Provided that the merger qualifies as a reorganization for United States federal income tax purposes, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Lakeland Bancorp common stock.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “THE MERGER - Material United States Federal Income Tax Consequences” beginning on page 57.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger of Highlands into Lakeland, and the merger of Highlands State Bank into Lakeland Bank, which the merger agreement provides will occur immediately following the holding company merger, must be approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance, and an approval (or waiver) must be obtained from the Board of Governors of the

Federal Reserve System. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on September 28, 2018, and approvals are pending. A waiver request [was/will be] submitted to the Board of Governors of the Federal Reserve System [on [                ], 2018, and is pending/following receipt of approval from the FDIC.].

In addition, the merger must be approved by the holders of at least a majority of the votes cast at the Highlands special meeting, assuming a quorum is present.

Completion of the merger is also subject to certain other conditions. See “THE MERGER—Conditions to the Merger,” beginning at page 51.

Q: WHAT DOES THE HIGHLANDS BOARD OF DIRECTORS RECOMMEND?

A: The Highlands board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Highlands and its shareholders. Accordingly, the Highlands board of directors unanimously recommends that Highlands shareholders vote FOR approval of the merger agreement and the merger.

Q: ARE THERE RISKS ASSOCIATED WITH LAKELAND’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see “RISK FACTORS,” beginning at page 13.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement and prospectus, , you should indicate on your proxy card how you want your shares to be voted, and then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. In addition, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of Highlands, at any time prior to the vote being taken at the Highlands special meeting. Third, you may submit a new proxy via telephone or the Internet. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If you deliver such a notice or if you do not submit a proxy, you may vote your shares at the special meeting. If you wish to vote in person at the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Q: SHOULD I SEND IN MY HIGHLANDS STOCK CERTIFICATES NOW?

A: No. Lakeland will mail to you instructions for exchanging your stock certificates promptly after the merger is consummated.

Q: HOW MANY SHARES OF LAKELAND COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A: If:

•	all of the outstanding Highlands stock options are exercised prior to the completion of the merger;

•	no adjustment is made in the exchange ratio because of a stock split, stock dividend or similar event affecting the stock price of Lakeland common stock; and

•	no adjustment is made in the exchange ratio as a result of the price adjustment provision described below under “THE MERGER—Termination”,

then, the maximum number of shares of Lakeland common stock issuable pursuant to the merger agreement is 2,959,808 shares.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Lakeland that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Lakeland with the Securities and Exchange Commission. This means that Lakeland may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning at page 67, for a list of documents that Lakeland has incorporated by reference into this proxy statement and prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the later filed document. Information in this proxy statement and prospectus may update information contained in one or more of the Lakeland documents incorporated by reference. Similarly, information in documents that Lakeland may file after the date of this proxy statement and prospectus may update information contained in this proxy statement and prospectus or information contained in previously filed documents.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed and (b) after the shareholders of Highlands have approved the merger agreement and the merger at the Highlands special meeting. We expect to complete the merger early in 2019.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT AND PROSPECTUS?

A: If you have questions about the Highlands special meeting or if you need additional copies of this proxy statement and prospectus, you should contact:

Steven C. Ackmann

President & CEO

Highlands Bancorp, Inc.

310 Route 94, PO Box 160

Vernon, New Jersey 07462

Telephone: 973-658-4573

Email: sackmann@Highlandsstatebank.com

or

Laurel Hill Advisory Group, LLC (Highlands’s Proxy Solicitor)

Joseph Contorno—Senior Vice President

2 Robbins Lane, Suite 201

Jericho, New York 11753

Telephone: 516-396-7939

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement and prospectus.

The Companies (See page 62 for Highlands and page 62 for Lakeland)

Highlands Bancorp, Inc.

310 Route 94, PO Box 160

Vernon, New Jersey 07462

Telephone: 973-764-3200

Highlands Bancorp, Inc., which is sometimes referred to in this proxy statement and prospectus as Highlands Bancorp or Highlands, is a one-bank holding company incorporated under the laws of New Jersey in 2010 to serve as the holding company for Highlands State Bank. Highlands State Bank, a state-chartered commercial bank which commenced business in 2005, is a full service community bank headquartered and maintaining its main office in Vernon, New Jersey with additional branch offices in Sparta, Totowa and Denville, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey. As of June 30, 2018, Highlands Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $487.9 million, $427.3 million, $404.2 million and $30.3 million, respectively.

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Lakeland Bancorp, Inc., which is sometimes referred to in this proxy statement and prospectus as Lakeland Bancorp or Lakeland, is a New Jersey business corporation and a registered bank holding company. Lakeland was organized in March of 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland Bank is a banking corporation organized under the banking laws of the State of New Jersey. Lakeland Bank operates 50 branch offices throughout Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex, and Union counties in New Jersey including one branch in Highland Mills, New York; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and one New York commercial lending center to serve the Hudson Valley region. Lakeland also has a commercial loan production office serving Middlesex and Monmouth counties in New Jersey. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. As of June 30, 2018, Lakeland Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $5.53 billion, $4.28 billion, $4.40 billion and $597.9 million, respectively.

The Merger (See page 30)

Highlands will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Highlands State Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

A copy of the merger agreement between Lakeland and Highlands is attached to this proxy statement and prospectus as Annex A. A copy of the form of the merger agreement pertaining to the bank merger is included as Exhibit A to the merger agreement attached to this proxy statement and prospectus as Annex A.

Upon completion of the merger, the shareholders of Highlands will receive 1.015 shares of Lakeland common stock for each outstanding share of Highlands common stock that they own at the effective time of the merger.

See “THE MERGER—Terms of the Merger—What Highlands Shareholders Will Receive in the Merger,” beginning at page 46.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Highlands shareholder would otherwise receive in the merger. All shares of Highlands common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Tax Consequences (See pages 57 to 60)

We expect that for federal income tax purposes, the merger will not be a taxable event to Highlands shareholders as they are receiving solely Lakeland common stock in exchange for their Highlands common stock (other than cash in lieu of fractional shares). However, we urge you to consult your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Reasons for proposing the merger (See pages 34 to 35 for Highlands and page 45 for Lakeland)

Highlands’s board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Highlands and its shareholders. If the merger is consummated, Highlands shareholders who receive Lakeland common stock in the merger will own stock in a larger and more diversified corporation.

In unanimously approving the merger agreement, Highlands’s board considered, among other things, the terms of the merger agreement, including the financial terms, the opinion of Highlands’s financial advisor, the income tax consequences of the transaction, the historical market prices and liquidity of Lakeland common stock and Highlands common stock, the historical cash dividends paid on Lakeland common stock and the fact that Lakeland has historically paid quarterly cash dividends on its common stock that are higher than the quarterly cash dividends that Highlands has historically paid on its common stock, the competitive environment facing Highlands, the regulatory environment faced by all community sized banks, including Highlands, and the business and prospects of Lakeland.

Lakeland’s board of directors focused principally on Highlands’s shared focus with Lakeland on community banking and the demographics of the New Jersey counties in which Highlands has locations.

Board recommendation (See page 35)

The board of directors of Highlands unanimously approved the merger agreement and the merger, and unanimously recommends that Highlands shareholders vote “FOR” approval of that proposal.

Highlands’s financial advisor has concluded that the consideration that Highlands shareholders will receive in the merger is fair. (See pages 36 to 45)

FIG Partners, LLC, financial advisor to Highlands, whom we refer to as “FIG”, has provided a written fairness opinion, dated August 23, 2018, to Highlands’s board of directors to the effect that, as of that date, the aggregate consideration to be paid in the merger is fair to the holders of Highlands common stock from a financial point of view. A copy of the fairness opinion is attached to this proxy statement and prospectus as Annex B.

You should read the fairness opinion in its entirety.

Pursuant to the FIG engagement agreement, Highlands agreed to pay FIG a fee of $50,000 upon rendering its fairness opinion to the Highlands Board of Directors. In addition to the fairness opinion fee, upon the successful completion of the merger FIG will be paid a success fee equal to 1.0% of the merger consideration.

In the ordinary course of FIG’s business as a broker-dealer, FIG may purchase securities from and sell securities to Highlands and Lakeland and their affiliates. FIG may also actively trade the equity or debt securities of Highlands and Lakeland or their affiliates for its own account and for the accounts of FIG’s customers.

Special meeting of Highlands’s shareholders to be held on [                ], 2018 (See pages 26 to 29)

The special meeting of Highlands’s shareholders will be held on [                            ], 2018, at [                                                 ], beginning at [     p.m.] At the special meeting, Highlands will ask its shareholders:

1. To approve an Agreement and Plan of Merger, dated as of August 23, 2018, by and between Highlands and Lakeland, providing for:

•	the merger of Highlands with and into Lakeland; and

•	the automatic conversion of each outstanding shares of Highlands common stock into 1.015 shares of Lakeland common stock.

2. To transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Who can vote (See page 26)

You are entitled to vote at the Highlands special meeting if you owned shares of Highlands common stock at the close of business on the record date of [            ], 2018. You will have one vote for each share of Highlands common stock that you owned on the record date. On the record date, there were [                    ] shares of Highlands common stock outstanding.

You may vote either by attending Highlands’s special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Highlands in the enclosed envelope. Highlands shareholders may also vote by telephone or via the Internet, as described in the enclosed instructions.

The board of directors of Highlands is seeking your proxy to use at the special meeting. This proxy statement and prospectus has been prepared to assist you in deciding how to vote and whether or not to grant your proxy. Please indicate on your proxy card how you want to vote. Then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the special meeting.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Secretary of Highlands, at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Voting matters (See pages 26 to 27)

The presence, in person or by proxy, of a majority of the shares of Highlands common stock outstanding on the record date will constitute a quorum for the purposes of the Highlands special meeting. Assuming a quorum is present, the approval of the merger agreement and the merger will require the approval of at least a majority of the votes cast at the Highlands special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on the vote to approve the merger agreement.

Each holder of shares of Highlands common stock outstanding on the record date will be entitled to one vote for each share held of record.

Directors and certain executive officers of Highlands have agreed to vote their shares of Highlands stock in favor of the merger agreement (See page 27)

On Highlands’s record date, the directors and certain executive officers of Highlands, together with their affiliates, beneficially owned 363,083 outstanding shares of Highlands common stock, or approximately 13.0% of the shares of Highlands common stock outstanding on the record date.

Highlands’s directors have entered into agreements with Lakeland in which they have agreed to vote all shares of Highlands common stock which they own on the record date in favor of the merger agreement and the merger.

To the best knowledge of Lakeland and Highlands:

•	Lakeland holds no shares of Highlands common stock other than shares held in a fiduciary capacity for others.

•	Highlands holds no shares of Lakeland common stock other than shares held in a fiduciary capacity for others.

•	As of October 5, 2018, 2018, Lakeland’s directors and executive officers, together with their affiliates, did not beneficially own any shares of Highlands common stock.

•

As of October 5, 2018, Highlands’s directors and executive officers, together with their affiliates, did not beneficially own any shares of Lakeland common stock, other than two Highlands directors, who beneficially owned an aggregate of 5,100 shares of Lakeland common stock.

Interests of Highlands directors and management in the merger (See pages 56 to 57)

The directors and officers of Highlands have interests in the merger as directors and employees that are different from the interests of the other Highlands shareholders. These interests include, among others:

•

Certain executive officers of Highlands have agreements with Highlands providing for certain change in control benefits, pursuant to which they will receive a lump-sum payment upon the consummation of the merger.

•

In addition, certain Highlands employees who are not party to an agreement with Highlands whose employment is terminated or substantially adversely modified (other than for cause) within one year of the merger will be entitled to severance equal to two weeks of his or her then current base salary plus two additional weeks of salary for each year of service with Highlands or Highlands State Bank.

•

Certain employees of Highlands and Highlands State Bank will be entitled to a retention bonus if they maintain their employment with Highlands until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment.

•

All stock options to purchase Highlands common stock outstanding at the effective time of the merger (which we refer to as “old stock options”) will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Highlands common stock covered by the old stock option multiplied by the amount, if any, by which the average (rounded to four decimals) of the daily closing sales prices of Lakeland common stock as reported on the NASDAQ Global Select Market for the 20 consecutive full trading days ending at the close of trading on the date immediately preceding the effective time, exceeds the exercise price of such old stock option.

•

The merger agreement provides that Lakeland will indemnify the directors and officers of Highlands against certain liabilities for a six-year period following completion of the merger. In addition, Lakeland has agreed to cause the persons serving as officers and directors of Highlands immediately prior to the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for this insurance.

Highlands’s board of directors was aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to Highlands’s management, see pages 56 to 57.

Merger expected to occur early in 2019 (See page 47)

The merger of Highlands with and into Lakeland will become final when a certificate of merger is filed under New Jersey law. That certificate may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed and Highlands’s shareholders approve the merger agreement and the merger. We currently anticipate that the merger will be completed early in 2019, although delays could occur. Immediately following the merger of Highlands with and into Lakeland, Highlands State Bank will merge with and into Lakeland Bank. The bank merger will become final when a merger agreement attaching certifications by Lakeland Bank and Highlands State Bank as to the requisite shareholder approval having been obtained, is filed with the New Jersey Commissioner of Banking and Insurance.

We cannot assure you that we can obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger or the bank merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before the mergers will be completed (See pages 51 to 52 and page 56)

Our obligations to complete the mergers are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the New Jersey Department of Banking and Insurance and the FDIC, and obtaining a waiver from the Board of Governors of the Federal Reserve System. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on September 28, 2018, and approvals are pending. A waiver request [was/will be] submitted to the Board of Governors of the Federal Reserve System [on [            ], 2018, and is pending/following receipt of approval from the FDIC.]. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

•	Holders of Highlands common stock must approve the merger agreement at the Highlands special meeting.

•	Highlands and Lakeland must each receive an opinion of Lakeland’s counsel with respect to certain tax matters.

•	Highlands and Lakeland must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications.

The merger agreement attached to this proxy statement and prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger agreement is possible (See pages 53 to 55)

Lakeland and Highlands may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by August 23, 2019, unless the terminating party’s breach is the reason that the merger has not been completed.

Highlands may terminate the merger agreement if:

•	during a specified 20 business day period, the average closing sale price of Lakeland common stock on the NASDAQ Global Select Market is less than $15.60; and

•	such average closing sale price of Lakeland common stock under-performs the average stock price of the NASDAQ Bank Index by more than 20%, as measured in accordance with the merger agreement; and

•

in response to its receipt of a notice of termination from Highlands, Lakeland does not increase the number of shares of Lakeland common stock issuable for each share of Highlands common stock in the merger to the extent required by the merger agreement.

See “THE MERGER—Termination” beginning at page 53 for additional information regarding this and other bases for terminating the merger agreement, including Highlands’s “fiduciary out.”

Rights of Lakeland shareholders differ from those of Highlands shareholders (See pages 65 to 66)

When the merger is completed, each Highlands shareholder will automatically become a Lakeland shareholder. The rights of Lakeland shareholders differ from the rights of holders of Highlands common stock in certain ways, primarily as a result of certain provisions in Lakeland’s certificate of incorporation and by-laws that differ from those of Highlands’s certificate of incorporation and by-laws. Some of these provisions are intended to make a takeover of Lakeland harder if Lakeland’s board of directors does not approve it.

Highlands shareholders do not have dissenters’ appraisal rights (See page 60)

Under the New Jersey Business Corporation Act, Highlands’s shareholders will not have dissenters’ appraisal rights in connection with the merger.

Stock certificates to be submitted after the merger is complete (See pages 55 to 56)

Promptly after the merger is completed, the former shareholders of Highlands will receive a letter and instructions on how to surrender their Highlands stock certificates in exchange for Lakeland common stock. Highlands shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Highlands common stock in order to receive the merger consideration.

MARKET PRICE AND DIVIDEND INFORMATION

Highlands

The shares of Highlands common stock are traded on the OTC Pink Marketplace operated by OTC Markets Group Inc. under the symbol “HSBK”. The following table sets forth the high and low closing prices of the shares of Highlands common stock and the cash dividends declared for the periods indicated.

Year ended December 31, 2016	High	Low	Dividends Declared
First Quarter	$8.00	$6.85	$0.02
Second Quarter	8.60	7.10	0.02
Third Quarter	8.85	7.95	0.02
Fourth Quarter	10.20	8.40	0.02

Year ended December 31, 2017	High	Low	Dividends Declared
First Quarter	$10.77	$9.95	$0.02
Second Quarter	11.15	10.70	0.02
Third Quarter	12.65	11.05	0.02
Fourth Quarter	13.00	11.58	0.02

Year ending December 31, 2018	High	Low	Dividends Declared
First Quarter	$13.55	$12.85	$0.02
Second Quarter	15.25	12.77	0.02
Third Quarter	18.91	15.25	0.02
Fourth Quarter (through [ ])

The shares of Highlands common stock are not actively traded. On August 13, 2018, the last full trading day prior to announcement of the execution of the merger agreement on which a trade occurred in Highlands common stock, the reported high and low sales prices and the closing sale price of Highlands common stock on the OTC Pink Marketplace were as follows:

	August 13, 2018		Closing Sale Price
	High	Low
Highlands	$16.50	$15.95	$16.50

On [                ], 2018, the last full trading day prior to the date of this proxy statement and prospectus on which a trade occurred in Highlands common stock, the reported high and low sales prices and the closing sale price of Highlands common stock on the OTC Pink Marketplace were as follows:

	[ ], 2018		Last Sale Price
	High	Low
Highlands	$	$	$

Shareholders are urged to obtain current market quotations for shares of Highlands common stock.

As of September 18, 2018, there were 2,790,481 shares of Highlands common stock outstanding, held of record by approximately 393 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for 46,332 shares of Highlands common stock.

Lakeland

The shares of Lakeland common stock are traded on the NASDAQ Global Select Market under the symbol “LBAI”. The following table sets forth the high and low daily closing prices for shares of Lakeland common stock for the periods indicated, as provided by NASDAQ, and the cash dividends declared per share by Lakeland for the periods indicated.

Year ended December 31, 2016	High	Low	Dividends Declared
First Quarter	$11.62	$9.81	$0.085
Second Quarter	11.76	10.26	0.095
Third Quarter	14.04	11.14	0.095
Fourth Quarter	19.75	13.20	0.095

Year ended December 31, 2017	High	Low	Declared Dividends
First Quarter	$20.75	$18.00	$0.095
Second Quarter	20.35	18.40	0.100
Third Quarter	20.40	17.65	0.100
Fourth Quarter	21.65	19.05	0.100

Year ending December 31, 2018	High	Low	Dividends Declared
First Quarter	$21.05	$19.10	$0.100
Second Quarter	20.95	19.30	0.115
Third Quarter (through 9/17/2018)	20.70	18.50	0.115

On August 23, 2018, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Lakeland common stock on the NASDAQ Global Select Market were as follows:

	August 23, 2018		Closing Sale Price
	High	Low
Lakeland	$19.55	$19.25	$19.40

On [                ], 2018, the last full trading day prior to the date of this proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Lakeland common stock on the NASDAQ Global Select Market were as follows:

	[ ], 2018		Last Sale Price
	High	Low
Lakeland	$	$	$

Shareholders are urged to obtain current market quotations for shares of Lakeland common stock.

As of [                ], 2018, there were [                            ] shares of Lakeland common stock outstanding, held of record by approximately [        ] shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for [                ] shares of Lakeland common stock.

Equivalent value per share

The following table shows the closing sale price of Lakeland common stock on the NASDAQ Global Select Market on August 23, 2018, the last full trading day prior to announcement of the execution of the merger

agreement and on [                ], 2018, the last full trading day prior to the date of this proxy statement and prospectus, the closing sale price of Highlands common stock on the OTC Pink Marketplace Operated by OTC Markets Group Inc. on August 13, 2018, the last full trading day prior to announcement of the execution of the merger agreement on which a trade occurred in Highlands common stock and on [                ], 2018 and the equivalent value per share of Highlands common stock on those dates. The equivalent value per share is calculated by multiplying the per share price of Lakeland common stock by the exchange ratio of 1.015.

	Lakeland Common Stock		Highlands Common Stock		Equivalent Value Per Share of Highlands Common Stock
August 23, 2018(1)		$19.40		$16.50		$19.69
[ ], 2018	$		$		$

(1)	August 13, 2018 with respect to Highlands.

RISK FACTORS

By approving the merger, Highlands shareholders will receive Lakeland common stock and thus will be investing in Lakeland’s common stock. An investment in Lakeland’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately following this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks pertaining to the proposed merger:

Since the exchange ratio is fixed, Highlands shareholders are at risk in the event that the market price of Lakeland’s common stock declines prior to the consummation of the merger.

Absent special circumstances described under “THE MERGER—Termination”, the number of shares that Lakeland will issue for each share of Highlands common stock to be converted into Lakeland common stock - that is, 1.015 shares—is fixed. If the market price of Lakeland’s common stock declines, the value of the stock consideration that Highlands shareholders will receive will decline. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Lakeland’s business, operations and prospects and regulatory considerations. Many of these factors are beyond Lakeland’s control. The merger is not expected to close until early in 2019. Moreover, Highlands shareholders can expect that there will be some delay after the merger is consummated before they will receive their Lakeland stock certificates. Thus, Highlands shareholders receiving stock in the merger will be subject to the risk of market declines in the value of Lakeland common stock for a substantial period of time.

Highlands’s shareholders are urged to obtain current market quotations for Lakeland common stock.

Highlands’s shareholders will have less influence as a shareholder of Lakeland than as a shareholder of Highlands.

The shareholders of Highlands currently have the right to control Highlands through their ability to elect the board of directors of Highlands and to vote on other matters affecting Highlands. The merger will transfer control of Highlands to Lakeland. After completion of the merger, former Highlands shareholders will own less than [6]% of Lakeland’s outstanding common stock. Consequently, the former Highlands shareholders will exercise much less influence over the management and policies of Lakeland than they currently exercise over the management and policies of Highlands.

If Lakeland does not successfully integrate Highlands State Bank and any other banks that Lakeland may acquire in the future, the combined company may be adversely affected.

If the merger of Highlands into Lakeland, and the merger of Highlands State Bank into Lakeland Bank, are completed, and if Lakeland makes additional acquisitions in the future, Lakeland will need to integrate the acquired entities into its existing business and systems. Lakeland may experience difficulties in accomplishing this integration or in effectively managing the combined company after the mergers with Highlands and Highlands State Bank, and after any future acquisition. Any actual cost savings or revenue enhancements that Lakeland may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond Lakeland’s control, and Lakeland cannot assure you that if the mergers are consummated or if Lakeland makes any additional acquisitions in the future, it will be successful in integrating those businesses into its own.

Lakeland’s future acquisitions could dilute your ownership of Lakeland and may cause Lakeland to become more susceptible to adverse economic events.

Lakeland has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Lakeland may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Lakeland. Future business acquisitions could be material to Lakeland, and the degree of success achieved in acquiring and integrating these businesses into Lakeland could have a material effect on the value of Lakeland common stock. In addition, any such acquisition could require Lakeland to use substantial cash or other liquid assets or to incur debt. In those events, Lakeland could become more susceptible to economic downturns and competitive pressures.

Failure to complete the merger could severely disadvantage Highlands.

In order to complete the merger, Highlands must focus on meeting all merger conditions. This could reduce management’s focus on growing Highlands’s banking business. If for any reason the merger does not occur, that failure could adversely affect Highlands’s business, harm its ability to operate as an independent financial institution and make it difficult for Highlands to attract other acquisition partners.

If the merger has not occurred by August 23, 2019, either Lakeland or Highlands is generally free to choose not to proceed with the merger.

Either Lakeland or Highlands may terminate the merger agreement if the merger has not been completed by August 23, 2019, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although Lakeland and Highlands expect to close the merger early in 2019, there can be no assurance that all conditions to the merger will have been satisfied by August 23, 2019.

The expected benefits of the merger may not be realized if the combined company does not achieve certain cost savings and other benefits.

Lakeland’s belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

Highlands’s officers and directors will receive benefits in the merger that other Highlands shareholders will not receive, and this could create a conflict.

Highlands’s directors and executive officers will receive benefits from the merger that other Highlands shareholders will not receive and this may result in conflicts of interest with respect to the merger. See “The Merger—Interests of Management and Others in the Merger” beginning on page 56. Both boards of directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

Risks pertaining to Lakeland’s business:

Credit Risks

Lakeland’s allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, Lakeland Bank maintains an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If Lakeland Bank’s allowance for loan and lease losses is not adequate to cover actual loan and lease losses, Lakeland may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect Lakeland’s operating results. Lakeland’s allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of regulators, changes in the size and composition of the loan and lease portfolio and industry information. Lakeland also considers the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond Lakeland’s control. These losses may exceed Lakeland’s current estimates. Federal regulatory agencies, as an integral part of their examination process, review Lakeland Bank’s loans and the allowance for loan and lease losses. While Lakeland believes that its allowance for loan and lease losses in relation to its current loan portfolio is adequate to cover current losses, Lakeland cannot assure you that it will not need to increase its allowance for loan and lease losses or that the regulators will not require it to increase this allowance. Future increases in Lakeland’s allowance for loan and lease losses could materially and adversely affect its earnings and profitability.

A change in accounting standards could also cause an increase in Lakeland’s allowance for loan and lease losses. In June 2016, the FASB issued an accounting standards update pertaining to the measurement of credit losses on financial instruments. This update requires the measurement of all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions, such as Lakeland, and other organizations will now use forward-looking information to better inform their credit loss estimates. This update will be effective for fiscal years and interim periods beginning after December 15, 2019. While Lakeland is currently evaluating the impact that this standard could have on its financial statements, the adoption of this update is likely to cause an increase in Lakeland’s allowance for loan and lease losses and a reduction in capital.

The concentration of Lakeland’s commercial real estate loan portfolio may subject it to increased regulatory analysis, or otherwise adversely affect its business and operating results.

The FDIC, the Federal Reserve and the OCC have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate (CRE) lending. The 2006 interagency guidance did not establish specific CRE lending limits or caps; rather, the guidance set forth supervisory criteria to serve as levels of bank CRE concentration above which certain financial institutions may be identified for further supervisory analysis. According to the guidelines, institutions could be subject to further analysis if (i) their loans for construction, land, and land development (CLD) represent 100% or more of the institution’s total risk-based capital, or (ii) their total non-owner-occupied CRE loans (including CLD loans), as defined, represent 300% or more of the institution’s total risk-based capital, and further, that the institution’s non-owner-occupied CRE loan portfolio has increased by 50% or more during the previous 36 months.

Lakeland Bank’s total reported CLD loans represented 51% of total risk-based capital at June 30, 2018. Lakeland Bank’s total reported CRE loans to total capital was 413% at June 30, 2018, while Lakeland Bank’s CRE portfolio has increased by 123% over the preceding 36 months. The growth rate of the preceding 36 months included the acquisitions of Pascack Community Bank and Harmony Bank.

Lakeland Bank’s CRE portfolio is segmented and spread among various property types including retail, office, multi-family, mixed use, industrial, hospitality, healthcare, special use and residential and commercial construction. Management regularly reviews and evaluates its CRE portfolio, including concentrations within the various property types based on current market conditions and risk appetite as well as by utilizing stress testing on material exposures and believes its underwriting practices are sound.

There is no assurance that in the future we will not continue to exceed the levels set forth in the guidelines. Furthermore, the concentration of Lakeland’s commercial real estate portfolio could materially and adversely affect its business and operating results, including its overall profitability, and/or adversely impact the growth of its business, including the growth and composition of its overall loan portfolio.

Lakeland Bank’s mortgage banking operations expose it to risks that are different than the risks associated with its retail banking operations.

Lakeland Bank’s mortgage banking operations expose Lakeland to risks that are different than Lakeland Bank’s retail banking operations. Lakeland Bank’s mortgage banking operations are dependent upon the level of demand for residential mortgages. During higher and rising interest rate environments, the level of refinancing activity tends to decline, which can lead to reduced volumes of business and lower revenues that may not exceed Lakeland’s fixed costs to run the business. In addition, mortgages sold to third-party investors are typically subject to certain repurchase provisions related to borrower refinancing, defaults, fraud or other reasons stipulated in the applicable third-party investor agreements. If the fair value of a loan when repurchased is less than the fair value when sold, a bank may be required to charge such shortfall to earnings.

In addition, the “ability to repay” and “Qualified Mortgage” rules promulgated as required by the Dodd-Frank Act, may expose the Company to greater losses, reduced volume and litigation related expenses and delays in taking title to collateral real estate, if these loans do not perform and borrowers challenge whether the rules were satisfied when originating the loans.

Lakeland is subject to various lending and other economic risks that could adversely affect its results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect Lakeland’s business. These factors are beyond Lakeland’s control. A deterioration in economic conditions, particularly in the markets Lakeland lends in, could have the following consequences, any of which could materially adversely affect Lakeland’s business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the Company’s products and services may decrease;

•	collateral for loans made by Lakeland Bank may decline in value, in turn reducing the borrowing ability of Lakeland Bank’s customers.

Deterioration in the real estate market, particularly in New Jersey, could adversely affect Lakeland’s business. A decline in real estate values in New Jersey would reduce Lakeland’s ability to recover on defaulted loans by selling the underlying real estate, which would increase the possibility that Lakeland may suffer losses on defaulted loans.

Lakeland may suffer losses in its loan portfolio despite its underwriting practices.

Lakeland seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. Although Lakeland believes that its underwriting criteria are appropriate for the various kinds of loans that Lakeland makes, Lakeland may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan and lease losses.

Liquidity and Interest Rate Risks

A decrease in Lakeland Bank’s ability to borrow funds could adversely affect its liquidity.

Lakeland Bank’s ability to obtain funding from the Federal Home Loan Bank (“FHLB”) or through its overnight federal funds lines with other banks could be negatively affected if Lakeland experienced a substantial deterioration in its financial condition or if such funding became restricted due to deterioration in the financial markets. While Lakeland has a contingency funds management plan to address such a situation if it were to occur (such plan includes deposit promotions, the sale of securities and the curtailment of loan growth, if necessary), a significant decrease in Lakeland’s ability to borrow funds could adversely affect its liquidity.

Public funds deposits are an important source of funds for Lakeland Bank and a reduced level of those deposits may hurt the Lakeland’s profits.

Public funds deposits are a significant source of funds for Lakeland Bank’s lending and investment activities. The Company’s public funds deposits consist of deposits from local government entities, domiciled in the state of New Jersey, such as school districts, counties and other municipalities, and are collateralized by letters of credit from the FHLB and investment securities. Given Lakeland’s use of these high-average balance public funds deposits as a source of funds, Lakeland’s inability to retain such funds could adversely affect its liquidity. In addition, Governor Phil Murphy of New Jersey has proposed the creation of a state-owned bank which would accept public revenues to be invested in New Jersey. A bill was introduced in the New Jersey legislature in January 2018 that calls for the establishment of such a state-run bank. While no assurance can be provided that such a bank will be created, to the extent that a state-run bank is established and accepts public revenues, the amount of the Company’s public funds deposits could be reduced, which could adversely affect the Company’s liquidity.

Further, Lakeland Bank’s public funds deposits are primarily demand deposit accounts or short-term time deposits and are therefore more sensitive to interest rate risks. If Lakeland Bank is forced to pay higher rates on its public funds accounts to retain those funds, or if it is unable to retain such funds and is forced to resort to other sources of funds for its lending and investment activities, such as borrowings from the FHLB, the interest expense associated with these other funding sources may be higher than the rates it is currently paying on its public funds deposits, which would adversely affect Lakeland’s net income.

Lakeland is subject to interest rate risk and variations in interest rates that may negatively affect its financial performance.

Lakeland is unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or deflation;

•	excess growth or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder;

•	instability in domestic and foreign financial markets; and

•	actions taken or statements made by the Federal Reserve Board.

Both increases and decreases in the interest rate environment may reduce Lakeland’s profits. Lakeland expects that it will continue to realize income from the difference or “spread” between the interest it earns on loans, securities and other interest-earning assets, and the interest it pays on deposits, borrowings and other interest-bearing liabilities. Lakeland’s net interest spreads are affected by the differences between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Lakeland’s interest-earning assets may not reprice as slowly or rapidly as its interest-bearing liabilities. Changes in market interest rates could materially and adversely affect Lakeland’s net interest spread, asset quality, levels of prepayments, cash flows, market value of its securities portfolio, loan and deposit growth, costs and yields on loans and deposits and its overall profitability. Competition for Lakeland’s deposits has increased significantly as a result of the continuing low interest rate environment.

Declines in value may adversely impact Lakeland’s investment portfolio.

As of June 30, 2018, Lakeland had approximately $606.2 million and $158.8 million in available for sale and held to maturity investment securities, respectively. Lakeland may be required to record impairment charges on its investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on Lakeland’s investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of Lakeland Bank to upstream dividends to Lakeland, which could have a material adverse effect on Lakeland’s liquidity and its ability to pay dividends to shareholders and could also negatively impact Lakeland Bank’s regulatory capital ratios.

Information Technology or Cybersecurity Risks

The occurrence of any failure, breach, or interruption in service involving Lakeland’s systems or those of its service providers could damage Lakeland’s reputation, cause losses, increase Lakeland’s expenses, and result in a loss of customers, an increase in regulatory scrutiny, or expose the Company to civil litigation and possibly financial liability, any of which could adversely impact Lakeland’s financial condition, results of operations and the market price of its stock.

In the ordinary course of business, Lakeland relies on electronic communications and information systems to conduct its operations and to store sensitive data. Any failure, interruption or breach in security of these systems could result in significant disruption to Lakeland’s operations. Information security breaches and cybersecurity-related incidents may include, but are not limited to, attempts to access information, including customer and company information, malicious code, computer viruses and denial of service attacks that could result in unauthorized access, misuse, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service or other events. These types of threats may derive from human error, fraud or malice on the part of external or internal parties, or may result from accidental technological failure. Further, to access Lakeland’s products and services its customers may use computers and mobile devices that are beyond Lakeland’s security control systems. Lakeland’s technologies, systems, networks and software, and those of other financial institutions have been, and are likely to continue to be, the target of cybersecurity threats and attacks, which may range from uncoordinated individual attempts to sophisticated and targeted measures directed at Lakeland. The risk of a security breach or disruption, particularly through cyber attack or cyber intrusion, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

Lakeland’s business requires the collection and retention of large volumes of customer data, including personally identifiable information in various information systems that Lakeland maintains and in those maintained by third parties with whom Lakeland contracts to provide data services. Lakeland also maintains important internal company data such as personally identifiable information about its employees and information relating to its operations. The integrity and protection of that customer and company data is important to Lakeland. Lakeland’s collection of such customer and company data is subject to extensive regulation and oversight.

Lakeland’s customers and employees have been, and will continue to be, targeted by parties using fraudulent e-mails and other communications in attempts to misappropriate passwords, bank account information or other personal information or to introduce viruses or other malware through “Trojan horse” programs to Lakeland’s information systems and/or its customers’ computers. Though Lakeland endeavors to mitigate these threats through product improvements, use of encryption and authentication technology and customer and employee education, such cyber attacks against Lakeland or its merchants and its third party service providers remain a serious issue. The pervasiveness of cybersecurity incidents in general and the risks of cyber crime are complex and continue to evolve. More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions.

Although Lakeland makes significant efforts to maintain the security and integrity of its information systems and has implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that Lakeland’s security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because attempted security breaches, particularly cyber attacks and intrusions, or disruptions will occur in the future, and because the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, Lakeland may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is virtually impossible for Lakeland to entirely mitigate this risk. While Lakeland maintains specific “cyber” insurance coverage, which would apply in the event of various breach scenarios, the amount of coverage may not be adequate in any particular case. Furthermore, because cyber threat scenarios are inherently difficult to predict and can take many forms, some breaches may not be covered under Lakeland’s cyber insurance coverage. A security breach or other significant disruption of our information systems or those related to Lakeland’s customers, merchants and Lakeland’s third party vendors, including as a result of cyber attacks, could (i) disrupt the proper functioning of Lakeland’s networks and systems and therefore Lakeland’s operations and/or those of certain of its customers; (ii) result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of confidential, sensitive or otherwise valuable information of Lakeland’s or its customers; (iii) result in a violation of applicable privacy, data breach and other laws, subjecting Lakeland to additional regulatory scrutiny and exposing Lakeland to civil litigation, governmental fines and possible financial liability; (iv) require significant management attention and resources to remedy the damages that result; or (v) harm Lakeland’s reputation or cause a decrease in the number of customers that choose to do business with Lakeland. The occurrence of any of the foregoing could have a material adverse effect on Lakeland’s business, financial condition and results of operations.

The inability to stay current with technological change could adversely affect Lakeland’s business model.

Financial institutions continually are required to maintain and upgrade technology in order to provide the most current products and services to their customers, as well as create operational efficiencies. This technology requires personnel resources, as well as significant costs to implement. Failure to successfully implement technological change could adversely affect Lakeland’s business, results of operations and financial condition.

Lakeland’s operations rely on certain third party vendors.

Lakeland relies on certain external vendors to provide products and services necessary to maintain Lakeland’s day-to-day operations. These third party vendors are sources of operational and informational security risk to Lakeland, including risks associated with operational errors, information system interruptions or breaches and unauthorized disclosures of sensitive or confidential client or customer information. If these vendors encounter any of these issues, or if Lakeland has difficulty communicating with them, Lakeland could be exposed to disruption of operations, loss of service or connectivity to customers, reputational damage, and litigation risk that could have a material adverse effect on Lakeland’s business and, in turn, its financial condition and results of operations.

In addition, Lakeland’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service level agreements. While Lakeland has selected these external vendors carefully, Lakeland does not control their actions. The failure of an external vendor to perform in accordance with the contracted arrangements under service level agreements, because of changes in the vendor’s organizational structure, financial condition, support for existing products and services or strategic focus or for any other reason, could be disruptive to Lakeland’s operations, which could have a material adverse effect on Lakeland’s business and, in turn, its financial condition and results of operations. Replacing these external vendors could also entail significant delay and expense.

Legal and Regulatory Risks

The Dodd-Frank Act could materially and adversely affect Lakeland by increasing compliance costs, heightening our risk of noncompliance with applicable regulations, and changing the competitive landscape in the banking industry.

The Dodd-Frank Act has resulted in sweeping changes in the regulation of financial institutions. As discussed in the section herein entitled “Business-Supervision and Regulation,” the Dodd-Frank Act contains numerous provisions that affect all banks and bank holding companies. Some of the provisions in the Dodd-Frank Act were subject to regulatory rule-making and implementation, the full effects of which are not yet fully known. Although Lakeland cannot predict the full and specific impact and long-term effects that the Dodd-Frank Act and the regulations promulgated thereunder will have on Lakeland and its prospects, its target markets and the financial industry more generally, Lakeland believes that the Dodd-Frank Act and the regulations promulgated thereunder are likely to continue to impose additional administrative and regulatory burdens that will obligate Lakeland to continue to incur additional expenses and will continue to adversely affect its margins and profitability. For example, the elimination of the prohibition on the payment of interest on demand deposits could materially increase Lakeland’s interest expense, depending on its competitors’ responses. Provisions in the legislation mandating modification of the capital requirements applicable to Lakeland and Lakeland Bank, and the resulting adoption by federal regulators of the new capital requirements described under “Business-Supervision and Regulation-Capital Requirements” in Lakeland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, could require Lakeland and Lakeland Bank to seek additional sources of capital in the future. More stringent consumer protection regulations could materially and adversely affect Lakeland’s profitability.

President Donald Trump has stated that he intends to relax financial regulations, including various provisions of the Dodd-Frank Act and the rules implementing those provisions. The nature and extent of future legislative and regulatory changes affecting financial institutions remains very unpredictable at this time.

Lakeland and Lakeland Bank are subject to more stringent capital and liquidity requirements.

The Dodd-Frank Act also imposes more stringent capital requirements on bank holding companies such as Lakeland Bancorp by, among other things, imposing leverage ratios on bank holding companies and prohibiting new trust preferred issuances from counting as Tier I capital. These restrictions will limit Lakeland’s future capital strategies. Under the Dodd-Frank Act, Lakeland’s currently outstanding trust preferred securities will continue to count as Tier I capital, but we will be unable to issue replacement or additional trust preferred securities which would count as Tier I capital.

As further described under “Business-Supervision and Regulation-Capital Requirements” in Lakeland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Lakeland was required to meet new capital requirements beginning on January 1, 2015. In addition, beginning in 2016, banks and bank holding companies were required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level, and increases by 0.625% on each subsequent January 1 until it reaches 2.5% when fully phased in on January 1, 2019. Banking institutions which do not maintain capital in excess of the capital conservation buffer face constraints on the payment of dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if Lakeland Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to Lakeland Bancorp may be prohibited or limited.

Future increases in minimum capital requirements could adversely affect Lakeland’s net income. Furthermore, Lakeland’s failure to comply with the minimum capital requirements could result in Lakeland’s regulators taking formal or informal actions against Lakeland which could restrict Lakeland’s future growth or operations.

The extensive regulation and supervision to which Lakeland is subject imposes substantial restrictions on Lakeland’s business.

Lakeland, Lakeland Bank and certain non-bank subsidiaries are subject to extensive regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole. Such laws are not designed to protect Lakeland’s shareholders. These regulations affect Lakeland’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Lakeland is also subject to a number of laws which, among other things, govern its lending practices and require Lakeland Bank to establish and maintain comprehensive programs relating to anti-money laundering and customer identification. The United States Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Lakeland in substantial and unpredictable ways. Such changes could subject Lakeland to additional costs, limit the types of financial services and products Lakeland may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on Lakeland’s business, financial condition and results of operations.

Lakeland Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that Lakeland Bank’s holding company requires such dividends in the future, may affect Lakeland Bank’s holding company’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, Lakeland is a separate legal entity from Lakeland Bank and its subsidiaries, and Lakeland does not have significant operations of its own. Lakeland currently depends on Lakeland Bank’s cash and liquidity to pay Lakeland’s operating expenses and dividends to shareholders. The availability of dividends from Lakeland Bank is limited by various statutes and regulations. The inability of Lakeland to receive dividends from Lakeland Bank could adversely affect Lakeland’s financial condition, results of operations, cash flows and prospects and Lakeland’s ability to pay dividends.

In addition, as described under “Business-Supervision and Regulation-Capital Requirements” in Lakeland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, banks and bank holding companies are required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level, and increases by 0.625% on each subsequent January 1 until it reaches 2.5% when fully phased in on January 1, 2019. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on the payment of dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if Lakeland Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to Lakeland Bancorp may be prohibited or limited.

Strategic and External Risks

The effect of the Tax Cuts and Jobs Act and future tax reform is uncertain and may adversely affect Lakeland’s business.

The current Presidential administration and U.S. Congress passed significant reform of the Internal Revenue Code, known as the Tax Cuts and Jobs Act of 2017 (“the Tax Act”). Lakeland has completed the process of determining the accounting under ASC Topic 740, Income Taxes, for the income tax effects of the Tax Cuts and Jobs Act, as discussed in the related notes to the consolidated financial statements included in Lakeland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent filings by Lakeland with the Securities and Exchange Commission. Lakeland has therefore disclosed the impact that the Tax Act will have on its financial position and the results of operations. Technical corrections or other forthcoming guidance could change how Lakeland interprets provisions of the Tax Act, which may impact Lakeland’s effective tax rate and could affect its deferred tax assets, tax positions and/or its tax liabilities.

While the decline in the federal corporate tax rate from 35% to 21% will lower Lakeland’s income tax expense as a percent of its taxable income in 2018, other provisions of the Tax Act or future tax reform could negatively impact certain balance sheet and tax positions taken by the Company. The Tax Act imposes higher limitations on the deductibility of interest and property tax expenses which may adversely impact the property values of real estate used to secure loans and create an additional tax burden for many borrowers, particularly in high tax jurisdictions such as the State of New Jersey where the Company operates. These and other federal tax changes could significantly impact the financial health of Lakeland’s customers, potentially resulting, in among other things, an inability to repay loans or maintain deposits at Lakeland Bank. Any negative financial impact to Lakeland’s customers resulting from tax reform could adversely impact Lakeland’s financial condition and earnings.

The ultimate impact of any tax reform on Lakeland’s business, customers and shareholders is uncertain and could be adverse.

Recent New Jersey legislative changes may increase tax expense.

In connection with adopting the 2019 fiscal year budget, the New Jersey legislature adopted, and the Governor signed, legislation that will increase Lakeland’s state income tax liability and could increase the overall tax expense. The legislation imposes a temporary surtax of 2.5% on corporations earning New Jersey allocated income in excess of $1 million for tax years beginning on or after January 1, 2018 through December 31, 2019, and of 1.5% for tax years beginning on or after January 1, 2020 through December 31, 2021. The legislation also requires combined filing for members of a combined group for tax years beginning on or after January 1, 2019, and limits the deductibility of dividends received. These changes are not temporary. Regulations implementing the legislative changes have not yet been issued, and Lakeland cannot yet fully evaluate the impact of the legislation on overall tax expense or the valuation of the deferred tax asset. It is likely that Lakeland will lose the benefit of various tax management strategies, and as a result, the total tax expense will increase, although the deferred tax asset valuation may also increase.

Severe weather, acts of terrorism and other external events could impact Lakeland’s ability to conduct business.

Weather-related events have adversely impacted Lakeland’s market area in recent years, especially areas located near coastal waters and flood prone areas. Such events that may cause significant flooding and other storm-related damage may become more common events in the future. Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems and the metropolitan New York area, including New Jersey, remain central targets for potential acts of terrorism. Such events could cause significant damage, impact the stability of Lakeland’s facilities and result in additional expenses, impair the ability of Lakeland’s borrowers to repay their loans, reduce the value of collateral securing repayment of Lakeland’s loans, and result in the loss of revenue. While Lakeland has established and regularly tests disaster recovery procedures, the occurrence of any such event could have a material adverse effect on Lakeland’s business, operations and financial condition.

Lakeland faces intense competition from other financial services and financial services technology companies, and competitive pressures could adversely affect Lakeland’s business or financial performance.

Lakeland faces intense competition in all of its markets and geographic regions. Lakeland expects competitive pressures to intensify in the future, especially in light of legislative and regulatory initiatives arising out of the recent global economic crisis, technological innovations that alter the barriers to entry, current economic and market conditions, and government monetary and fiscal policies. Competition with financial services technology companies, or technology companies partnering with financial services companies, may be particularly intense, due to, among other things, differing regulatory environments. Competitive pressures may drive Lakeland to take actions that Lakeland might otherwise eschew, such as lowering the interest rates or fees on loans or raising the interest rates on deposits in order to keep or attract high-quality customers. These pressures also may accelerate actions that Lakeland might otherwise elect to defer, such as substantial investments in technology or infrastructure. Whatever the reason, actions that Lakeland takes in response to competition may adversely affect its results of operations and financial condition. These consequences could be exacerbated if Lakeland is not successful in introducing new products and other services, achieving market acceptance of its products and other services, developing and maintaining a strong customer base, or prudently managing expenses.

Lakeland’s future growth may require Lakeland to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at an excessive cost.

Lakeland is required by regulatory authorities to maintain adequate levels of capital to support its operations. Lakeland anticipates that current capital levels will satisfy regulatory requirements for the foreseeable future. Lakeland, however, may at some point choose to raise additional capital to support its continued growth. Lakeland’s ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside of Lakeland’s control. Accordingly, Lakeland may be unable to raise additional capital, if and when needed, on terms acceptable to Lakeland, or at all. If Lakeland cannot raise additional capital when needed, its ability to further expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in Lakeland’s stock price, future issuances of equity securities could result in dilution of existing shareholder interests.

Operational Risks

Lakeland may incur impairment to goodwill.

Lakeland reviews its goodwill at least annually. Lakeland’s valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. Lakeland operates in a competitive environment and projections of future operating results and cash flows may vary significantly from actual results. Additionally, if Lakeland’s analysis results in an impairment to its goodwill, Lakeland would be required to record a non-cash charge to earnings in its financial statements during the period in which such impairment is determined to exist. Any such charge could have a material adverse effect on Lakeland’s results of operations and its stock price.

Lakeland could be adversely affected by failure in its internal controls.

Lakeland continues to devote a significant amount of effort, time and resources to continually strengthen its controls and ensure compliance with complex accounting standards and banking regulations. A failure in Lakeland’s internal controls could have a significant negative impact not only on Lakeland’s earnings, but also on the perception that customers, regulators and investors may have of Lakeland.

Lakeland’s risk management strategies may not be fully effective in mitigating Lakeland’s risk exposures in all market environments or against all types of risk.

Lakeland has devoted significant resources to develop its risk management policies and procedures and expects to continue to do so in the future. Nonetheless, Lakeland’s risk management strategies may not be fully effective in mitigating Lakeland’s risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. As Lakeland’s products and services change and grow and the markets in which Lakeland operates evolve, Lakeland’s risk management strategies may not always adapt to those changes. Some of Lakeland’s methods of managing risk are based upon Lakeland’s use of observed historical market behavior and management’s judgment. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Management of market, credit, liquidity, operational, legal, regulatory and compliance risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events and these policies and procedures may not be fully effective. While Lakeland employs a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the timing of such outcomes. Any of these circumstances could have an adverse effect on Lakeland’s business, financial condition and results of operations.

The inability to attract and retain key personnel could adversely affect Lakeland’s business.

The success of Lakeland depends partially on the ability to attract and retain a high level of experienced personnel. The inability to attract and retain key employees, as well as find suitable replacements, if necessary, could adversely affect Lakeland’s customer relationships and internal operations.

The accuracy of Lakeland’s financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in Lakeland’s critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with GAAP requires Lakeland to make judgments, assumptions and estimates that affect the amounts reported in Lakeland’s consolidated financial statements and accompanying notes. Lakeland’s critical accounting policies, which are included in Item 7 of Lakeland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, describe those significant accounting policies and methods used in the preparation of Lakeland’s consolidated financial statements that Lakeland considers “critical” because they require judgments, assumptions and estimates that materially affect Lakeland’s consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in Lakeland’s critical accounting policies, those events or assumptions could have a material impact on Lakeland’s consolidated financial statements and related disclosures.

If Lakeland does not successfully integrate any banks that Lakeland may acquire in the future, the combined company may be adversely affected.

If Lakeland makes acquisitions in the future (including the closing of the Highlands acquisition, and any other potential future acquisitions), Lakeland will need to integrate the acquired entities into its existing business and systems. Lakeland may experience difficulties in accomplishing this integration or in effectively managing the combined company after the Highlands acquisition or any other future acquisition. Any actual cost savings or revenue enhancements that Lakeland may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond Lakeland’s control, and Lakeland cannot assure you that in connection with the Highlands acquisition or if Lakeland makes any other acquisitions in the future, Lakeland will be successful in integrating those businesses into its own.

FORWARD-LOOKING INFORMATION

This proxy statement and prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the consolidated financial condition, results of operations and business of Highlands and Lakeland. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed under the caption “RISK FACTORS” and elsewhere in this document, the following factors, among others, could cause Lakeland’s actual results to differ materially and adversely from Lakeland’s forward-looking statements: changes in the financial services industry and the U.S. and global capital markets; changes in economic conditions nationally, regionally and in Lakeland’s markets; the nature and timing of actions of the Federal Reserve Board and other regulators; the nature and timing of legislation and regulation affecting the financial services industry; government intervention in the U.S. financial system; changes in federal and state tax laws; changes in levels of market interest rates; pricing pressures on loan and deposit products; credit risks of Lakeland’s lending and leasing activities; successful implementation, deployment and upgrades of new and existing technology, systems, services and products; customers’ acceptance of Lakeland’s products and services, and competition; the ability of Lakeland and Lakeland Bank to integrate Highlands and Highlands State Bank promptly into the overall business and plan if the mergers are consummated; and other factors referenced in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2017. Risks pertaining directly to the merger are described under “RISK FACTORS” beginning on page 13 of this proxy statement and prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You should not place undue reliance on such statements. These statements speak only as of the date of this proxy statement and prospectus or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Lakeland or Highlands or any person acting on their behalf made after the date of this proxy statement and prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Lakeland nor Highlands undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement and prospectus or to reflect the occurrence of unanticipated events.

THE MEETING

When and Where the Highlands Special Meeting will be Held

Highlands will hold its special meeting of shareholders at [                    ], commencing at [     p.m.], local time, on [                ], [                ], 2018.

What will be Voted on at the Highlands Special Meeting

At the Highlands special meeting, Highlands shareholders will consider and vote on proposals to do the following:

1. Approve an Agreement and Plan of Merger, dated as of August 23, 2018, by and between Highlands and Lakeland, providing for:

•	the merger of Highlands with and into Lakeland; and

•	the automatic conversion of each outstanding share of Highlands common stock into 1.015 shares of Lakeland common stock.

2. Transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

If a quorum is not present, or if fewer shares of Highlands common stock are voted in favor of the merger agreement and the merger than the number required for approval, it is expected that the meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger. The holders of a majority of the shares present at the meeting would be required to approve any adjournment of the meeting.

Shareholders Entitled to Vote

Highlands has set [                ], 2018 as the record date to determine which Highlands shareholders will be entitled to vote at the special meeting. Only holders of Highlands common stock at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were [                ] shares of Highlands common stock outstanding and entitled to be voted at the special meeting, held by approximately [                ] shareholders of record. Each holder of shares of Highlands common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum at the special meeting, a majority of the total number of outstanding shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy.

The following shares will be counted at the Highlands special meeting for purposes of determining the presence or absence of a quorum:

•	shares of common stock held by persons attending the special meeting, whether or not they are voting, and

•	shares of common stock for which Highlands has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the votes cast at the Highlands special meeting. Each holder of shares of Highlands common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will not have any effect on the vote to approve the merger and merger agreement.

The directors and certain executive officers of Highlands have agreed with Lakeland to vote all shares of Highlands common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger. On the record date, such directors and executive officers beneficially owned 363,083 outstanding shares of Highlands common stock, or approximately 13.0% of the shares of Highlands common stock outstanding on the record date.

Voting your Shares

The Highlands board of directors is soliciting proxies from the Highlands shareholders. This will give Highlands shareholders an opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a Highlands shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Secretary of Highlands, at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Highlands shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Highlands special meeting.

Please take a moment to read the instructions for Highlands shareholders, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a Highlands shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

Voting by Telephone. If you wish to vote by telephone and you are a Highlands shareholder of record, you may dial the toll free number and follow the instructions on your proxy card. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a Highlands shareholder of record, you may access the Internet at the web address stated on the proxy card and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a Highlands shareholder of record is [    ] a.m., local time, on [                ], 2018. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Highlands special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

As a Highlands shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s).

Any Highlands shareholder may revoke a proxy at any time before or at the Highlands special meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Carol Hults, Corporate Secretary; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Highlands shareholder should send any written notice of revocation or subsequent proxy to Highlands Bancorp, Inc., Attention: Carol Hults, Corporate Secretary, 310 Route 94, PO Box 160, Vernon, New Jersey 07462, or hand deliver the notice of revocation or subsequent proxy to Ms. Hults before the taking of the vote at the Highlands special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

The solicitation of proxies for the special meeting is made on behalf of the Highlands board of directors. Highlands will pay the costs of soliciting proxies with respect to its special meeting. In addition to solicitation by mail, directors, officers and employees acting on behalf of Highlands may solicit proxies for the special meetings in person or by telephone, telegraph, facsimile or other means of communication. Highlands will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

Highlands will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Highlands will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Highlands has retained Laurel Hill Advisory Group, at an estimated cost of $6,000 plus reimbursement of out-of-pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. Highlands also has agreed to indemnify Laurel Hill Advisory Group against certain liabilities in connection with this proxy solicitation.

Principal Shareholders; Security Ownership of Highlands Management

The following table sets forth, as of September 28, 2018, the beneficial ownership of Highlands stock by (i) each director of Highlands, (iii) each executive officer of Highlands who is not also a director and (iii) all directors and executive officers of Highlands as a group. As of September 28, 2018, there were no holders of Highlands common stock known to Highlands who beneficially owned 5% or more of Highlands common stock. Unless otherwise indicated in the footnotes following the table, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table to the extent they are exercisable within 60 days of September 28, 2018.

Name	Number of Shares Beneficially Owned		Percentage of Class
Steven C. Ackmann	33,833	(1)	1.21%
John V. Bosma	25,332		0.91%
E. Jane Brown	15,138	(2)	0.54%
Michael Halpin	21,658		0.78%
George E. Irwin	66,454		2.38%
Andrew J. Mulvihill	20,321	(3)	0.73%
Steven V. Oroho	21,818	(4)	0.78%
Jeffrey M. Parrott	18,556	(5)	0.66%
Dov Perlysky	44,995	(6)	1.61%
Charles H. Shotmeyer	18,833		0.67%
Martin Theobald	18,333		0.66%
Douglas Verduin	28,083	(7)	1.00%
Harold J. Wirths	14,429	(8)	0.52%
Bruce D. Zaretsky	49,833	(9)	1.79%
Eileen D. Piersa	7,015	(10)	0.25%
Patrick W. Smith	8,334	(11)	0.30%
TOTAL (16 persons)	412,965	(12)	14.56%

(1)	Includes 3,333 shares subject to exercisable options.
(2)	Includes 5,833 shares subject to exercisable options.
(3)	Includes 5,833 shares subject to exercisable options.
(4)	Includes 5,833 shares subject to exercisable options.
(5)	Includes 5,833 shares subject to exercisable options.
(6)	Includes 5,833 shares subject to exercisable options. Also includes 37,162 shares owned through limited liability companies over which Mr. Perlysky has sole voting power.
(7)	Includes 5,833 shares subject to exercisable options.
(8)	Includes 2,500 shares subject to exercisable options.
(9)	Includes 10,300 shares owned by Mr. Zaretsky’s spouse Rosita Gilsenan.
(10)	Includes 1,167 shares subject to exercisable options.
(11)	Includes 4,334 shares subject to exercisable options.
(12)	Includes an aggregate of 46,332 shares subject to exercisable options.

PROPOSAL 1

THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement and prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

The merger agreement provides that Highlands will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Highlands State Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

Upon completion of the merger, the shareholders of Highlands will receive 1.015 shares of Lakeland common stock for each outstanding share of Highlands common stock that they own at the effective time of the merger.

See “Terms of the Merger - What Highlands Shareholders Will Receive in the Merger,” beginning at page 46.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Highlands shareholder would otherwise receive in the merger. All shares of Highlands common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

The boards of directors of Highlands and Lakeland unanimously have approved and adopted the merger agreement and believe that the merger is in the best interests of their respective shareholders. The Highlands board of directors unanimously recommends that Highlands shareholders vote FOR the merger agreement and the merger.

All stock options to purchase Highlands common stock outstanding at the effective time of the merger will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Highlands common stock covered by the old stock option multiplied by the amount, if any, by which the average (rounded to four decimals) of the daily closing sales prices of Lakeland common stock as reported on the NASDAQ Global Select Market for the 20 consecutive full trading days ending at the close of trading on the date immediately preceding the effective time, exceeds the exercise price of such old stock option.

The executive officers and directors of Highlands have interests in the merger as directors that are different from the interests of Highlands’s shareholders in general. See “- Interests of Management and Others in the Merger” beginning on page 56. These interests were considered by Highlands’s board of directors before approving and recommending the merger.

Background of the Merger

As part of Lakeland’s strategic growth plan, Lakeland’s board of directors and senior management explore on an ongoing basis the feasibility of acquiring bank and bank holding companies that would broaden Lakeland’s presence in its markets and allow Lakeland to expand into neighboring markets, while enabling it to maintain its focus on community banking.

Over the past several years, Highlands has been a strong and growing community bank, increasing total assets from $272.6 million at December 31, 2014 to total assets of $449.0 million at December 31, 2017, while earnings have increased from $0.33 per diluted share for the year ended December 31, 2014 to $0.70 per diluted share for the year ended December 31, 2017. During this time, Highlands has successfully raised capital through the issuance of both equity and debt. In late 2017 and early 2018, the board of directors of Highlands engaged in a strategic planning process to determine the next phase in Highlands’ development. It was clear to the board that in order for Highlands to continue its current rate of growth, Highlands would need to raise additional capital. While the board was confident that Highlands could raise the additional capital and remain as a successful, independent community institution, the board did have concerns about aspects of Highlands’ future as an independent entity, including the increased regulatory burden faced by all community banks, including Highlands, and the increasing competition for core deposits. Because of these concerns, the Highlands board also considered whether it would be in the best interest of shareholders for Highlands to consider a transaction with a larger, strategic partner.

At a meeting of the Highlands’ board held on January 16, 2018, the Highlands board discussed alternatives for Highlands. Representatives of FIG Partners, LLC (“FIG”), Highlands’ financial advisor, participated in the meeting. The representatives of FIG discussed with the Highlands board the current state of the merger and acquisition market both nationally and in Highlands’ market. In addition, representatives of FIG discussed the state of the capital markets and Highlands’ ability to raise equity. After discussing the alternatives available to Highlands, the Highlands board determined that it would be in the best interest of Highlands’ shareholders for Highlands to explore a potential sale, and the Highlands board further directed Chairman George Irwin and President Steve Ackmann to retain FIG to serve as Highlands’ financial advisor during this process, and to work with FIG to explore a potential sale of Highlands.

Highlands retained FIG to serve as its financial advisor on February 22, 2018.

During the early part of 2018, representatives of FIG worked with Messrs. Irwin and Ackmann to identify and have preliminary, informal discussions with institutions which had previously expressed an interest in Highlands should it ever decide to sell. As a result of these preliminary discussions, four institutions with a strong capacity to pay (as determined by FIG based on its analysis) expressed significant interest in a potential transaction with Highlands. Lakeland was not included in this group since Lakeland, when initially approached by FIG, indicated a modest level of interest in Highlands as it was then currently engaged in evaluating another strategic initiative.

On April 17, 2018, the Highlands’ board held a meeting to discuss the current status of efforts to analyze Highlands’ strategic alternatives. Representatives of FIG participated in the meeting. At this meeting, Mr. Ackmann updated the Highlands board on the informal, preliminary meetings he had had with chief executives of other banks which had previously expressed an interest in Highlands should it ever decide to sell. Representatives of FIG then reviewed with the Highlands board their outline of a proposed solicitation process, in which FIG would contact the four institutions which had expressed significant interest in a potential transaction with Highlands. The representatives of FIG also identified other potential parties who had not yet been contacted but who might have an interest in a possible transaction with Highlands and who had the capacity to pay a competitive purchase price for Highlands, based upon FIG’s modeling. After further discussion, the Highlands board determined that it was most appropriate to attempt to move forward with the four parties who had expressed significant interest, and authorized FIG and Messrs. Irwin and Ackmann to begin the solicitation process.

During the remainder of April 2018, FIG contacted each of the four institutions and each entered into a non-disclosure agreement. In early May, each of the institutions was provided with a confidential information memorandum containing non-public information regarding Highlands. Each of the parties was asked to provide a pricing indication by June 1, 2018.

On May 24, 2018, one of the four proposed bidders who had signed a non-disclosure agreement contacted representatives of FIG to indicate that they would not be providing a pricing indication, and were dropping out of the process.

On May 29, 2018, Mr. Ackmann had lunch with Thomas J. Shara, the President and Chief Executive Officer of Lakeland. Mr. Ackmann told Mr. Shara that Highlands was exploring its options, including a possible sale of Highlands and Highlands Bank. As part of Lakeland’s strategic growth plan, Lakeland’s board of directors and senior management explore on an ongoing basis the feasibility of acquiring banks and bank holding companies that would broaden Lakeland’s presence in its markets and allow Lakeland to expand into neighboring markets, while enabling it to maintain its focus on community banking. Consistent with this strategy, Mr. Shara indicated to Mr. Ackmann that if Highlands were to consider a merger transaction, Lakeland would have an interest in participating in any process Highlands undertook.

On June 1, 2018, the three remaining bidders submitted indication of interest letters, with prices for Highlands ranging from $18.00 to $20.50 per share.

On June 4, 2018, the Highlands board met to review the indication of interest letters. Representatives of FIG and representatives of Windels Marx Lane & Mittendorf (“Windels”), Highlands’ counsel, participated in the meeting. The representatives of FIG reviewed the three pricing indications submitted. One of the three bidders had indicated in its pricing letter that it would be unable to commence detailed diligence of Highlands until the third quarter of 2018, targeting the announcement of a potential transaction in the fourth quarter of 2018. The Highlands board discussed the three indications of interest, and elected to permit the two bidders who were prepared to commence diligence immediately (referred to as Bidders A and B) to undertake a detailed, onsite and remote diligence review of Highlands. Bidder A accepted the invitation and immediately began its diligence review. Bidder B, which had delivered the lower of the two indications, decided that it would not accept the invitation to perform diligence at this time since their indicated pricing was not the highest. Bidder B did indicate that should Highlands not undertake a transaction with Bidder A , they would be interested in revisiting the transaction.

At the same June 4, 2018 board meeting, Mr. Ackmann then described to the Highlands board his meeting with Mr. Shara, and the Highlands board discussed Lakeland’s renewed interest in Highlands. After further discussion, it was agreed that FIG would contact Mr. Shara, indicate that there was a process ongoing and that Highlands had already received a bid in excess of $20 per share. If Lakeland believed they could be competitive with that pricing indication, then the Highlands board would permit Lakeland to participate in the sale process.

On June 5, 2018, a representative of FIG contacted Mr. Shara. Mr. Shara confirmed his interest in a potential transaction with Highlands and asked to be included in any merger process that Highlands may be undertaking. On June 6, 2018, Lakeland executed a non-disclosure agreement, and received the same Confidential Information Memorandum as the other interested parties.

On June 13, 2018, after a preliminary review of Highlands’ information, Mr. Shara delivered to Messrs. Ackmann and Irwin an indication of interest which valued Highlands at $20 per share. Lakeland’s indication provided for Highlands to grant Lakeland exclusivity, as a condition for negotiations to continue. FIG informed Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), Lakeland’s financial advisor, that Highlands was not able to grant exclusivity at this time, since it was still evaluating and negotiating an indication from another interested party, Bidder A, that provided for better pricing for the Highlands shareholders.

In response, on June 25, 2018, Lakeland provided an updated pricing indication letter, valuing Highlands at $21 per share. FIG informed Lakeland that Highlands believed this to be a serious and very credible offer, but that Highlands could still not agree to exclusivity at this time, as it continued to assess the indication from Bidder A. However, Highlands agreed to allow Lakeland to enter the virtual data room to continue due diligence. Lakeland subsequently withdrew its indication of interest on July 2, 2018, declining a request from FIG to further raise its pricing indication letter beyond that which it previously had provided.

During June and early July, 2018, Bidder A conducted a diligence review on Highlands through the virtual data room and several management meetings.

On July 2, 2018, after Bidder A had completed its online diligence review, the senior management teams, counsel and financial advisors of Bidder A and Highlands met to review any remaining diligence questions. Following this meeting, Bidder A engaged a third party loan review firm to conduct an independent credit review of Highlands. At the completion of this process, on July 12, 2018, Bidder A provided an updated pricing indication valuing Highlands at $19.50 per share, and providing for a fixed exchange ratio of Bidder A’s shares for Highlands’ shares, set in the pricing indication letter.

On July 13, 2018, the Highlands board held a telephonic meeting to discuss the current status of the solicitation process. Representatives of FIG and Windels participated in the meeting. The representatives of FIG reviewed the updated indication from Bidder A, indicating a value of $19.50 per Highlands’ share. The representatives of FIG also reviewed the June 25, 2018 pricing indication from Lakeland, valuing Highlands at a price of $21 per share. The Highlands board discussed the fact that Lakeland would only be willing to move forward and conduct a detailed, onsite diligence review if Highlands were willing to agree to a 45 day exclusivity period. The Highlands’ board discussed the two indications and, after further consideration, authorized Messrs. Irwin and Ackmann, and FIG to contact Lakeland, express a willingness to move forward with Lakeland and attempt to negotiate as short an exclusivity period as possible.

Over the next several days, representatives of FIG and Windels negotiated with Lakeland, representatives of its counsel, Lowenstein Sandler LLP (“Lowenstein”), and representatives of Sandler O’Neill on the form of exclusivity agreement. Ultimately, Highlands provided a 30 day exclusivity period to Lakeland for Lakeland to undertake its final diligence review and for the parties to negotiate a definitive agreement.

Between July 16, 2018, when the exclusivity agreement was executed, and August 5, 2018, Lakeland conducted detailed diligence on Highlands. On July 25, 2018, Mr. Ackmann met with Mr. Shara to review the progress of diligence.

On August 1, 2018, Mr. Ackmann met with Mr. Shara again to discuss the status of Lakeland’s diligence. Mr. Shara stated that Lakeland’s diligence was substantially complete, and that Lakeland was prepared to offer $20 per share, with an exchange ratio to be determined near execution of a definitive agreement. Mr. Ackmann requested Mr. Shara to consider the matter further, asking whether Lakeland could increase its offer, which Lakeland declined to consider. Later on August 1, representatives of Sandler O’Neill contacted representatives of FIG to discuss the exchange ratio, and offered a fixed exchange ratio of one Lakeland share for each Highlands’ share. Representatives of Sandler O’Neill noted that Lakeland’s stock had fairly consistently traded above $20 per share until very recently. Mr. Shara called Mr. Ackmann to convey the same message.

On August 6, 2018, the board of Highlands held a telephonic meeting to review the current status of the discussions with Lakeland. Representatives of FIG and Windels participated in the conference call. Highlands’ management and the representatives of FIG updated the Highlands board on the current status of the negotiations with Lakeland, and the proposal for a one-to-one exchange ratio. The Highlands board discussed the ratio, noting that at Lakeland’s current market price, a one-to-one exchange ratio would value Highlands below $20 per share. After further discussion, the Highlands board authorized Messrs. Irwin and Ackman to move forward to negotiate a definitive agreement with Lakeland, with the understanding that the pricing would remain open, and that the Highlands board was seeking a price per share closer to $20 per share than the one-to-one exchange proposed by Lakeland would provide. After the meeting, Mr. Ackmann relayed Highlands’ position to Mr. Shara, and representatives of FIG relayed Highlands’ position to representatives of Sandler O’Neill. All parties determine that it was appropriate to move forward and attempt to negotiate a definitive agreement, and resolve the pricing issue at the end of the negotiations.

On August 8, 2018, representatives of Lowenstein provided a draft of the Merger Agreement to representatives of Windels. Between August 8 and August 22, representatives of Lowenstein and Windels continued to negotiate the terms of the definitive agreement and other ancillary documents. In addition, representatives of FIG and Sandler O’Neill continued to negotiate the pricing issues.

On August 16, 2018, Messrs. Irwin and Ackman met with Mr. Shara to discuss pricing, the fixed exchange ratio and the associated impact of market conditions. Ultimately, Lakeland agreed to increase the fixed exchange ratio to 1.015 Lakeland shares for each Highlands’ share.

On the afternoon of August 23, 2018, the Highlands board met with representatives of FIG and Windels to review the terms of the merger, the merger agreement and other transaction documents. Counsel reviewed with the Highlands board its fiduciary duty to its shareholders, and reviewed the terms of the proposed merger, the merger agreement and the other related documents. Representatives of FIG provided their financial analysis of the proposed transaction, orally rendered their opinion that the terms of the merger were fair to the shareholders of Highlands from a financial point of view, and provided their written opinion to the same effect. A copy of that fairness opinion is attached to this proxy statement and prospectus as Annex B. After discussion of the proposed transaction, the Highlands board unanimously approved the merger and the merger agreement.

Also on the afternoon of August 23, 2018, the Lakeland board met with representatives of Sandler O’Neill and representatives of Lowenstein to review the merger, the merger agreement and the other ancillary documents. The Lakeland board received reports from members of management regarding the due diligence performed by Lakeland’s management team, a report from Lowenstein regarding the material terms of the merger agreement and the ancillary documents and regarding the fiduciary duties of Lakeland board members, and Sandler O’Neill discussed the financial aspects of the proposed merger. The Lakeland board then discussed the proposed transaction and unanimously approved the merger and the merger agreement.

The merger agreement was signed by the parties after the close of business on August 23, 2018. At the same time, as required by Lakeland under the merger agreement, the members of the Highlands board and certain executive officers of Highlands, beneficially owning approximately 13.0% of the outstanding shares of Highlands common stock, executed voting agreements in which they agreed to vote in favor of the merger and against any competing proposal, subject to their fiduciary obligations as described in the merger agreement.

Lakeland and Highlands announced the proposed transaction on the evening of August 23, 2018, after the close of the trading markets, by a joint press release.

Highlands’s Reasons for the Merger

In the course of its deliberations on the proposed transaction with Lakeland, the Highlands board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Highlands board consulted with its financial advisor with respect to the financial aspects of the transaction and the fairness of the consideration to be received by holders of Highlands common stock from a financial point of view, and with senior management regarding, among other things, operational matters.

The following discussion of the information and factors considered by the Highlands board is not intended to be exhaustive; it does, however, include all material factors considered by the board.

In reaching its decision to approve the merger agreement, the Highlands board considered the following:

•

the understanding of Highlands’s board of directors of the strategic options available to Highlands and the board of directors’ assessment of those options, including the need to raise capital to support continued growth to remain as an independent institution and the determination that none of those options were more likely to create greater present value for Highlands’s shareholders than the value to be paid by Lakeland;

•

the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service Highlands’s customer base;

•	the geographic fit and increased customer convenience of the expanded branch network of Lakeland;

•	the enhanced liquidity of the Lakeland stock;

•	Lakeland’s history of paying cash dividends;

•	the terms of the merger agreement;

•	the compatibility of the business cultures of the two organizations and their shared focus on small and middle-market customers;

•	the financial condition, results of operations, and prospects of the two companies;

•	the ability of Lakeland to execute a merger transaction from a financial and regulatory perspective and its ability to successfully integrate Highlands into its existing franchise;

•

the opinion of FIG, based upon various analysis described below including a review of comparable transactions, that the consideration to be received by the Highlands common shareholders is fair to the common shareholders of Highlands from a financial point of view; and

•	the board’s view, based on, among other things, the opinion of FIG, that the merger consideration is fair to the shareholders of Highlands from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Highlands’s shareholders identified by Highlands’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

•

the fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Highlands, in light of the fact that Lakeland was unwilling to enter into the merger agreement absent such provisions; and

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

In reaching the determination to approve the merger agreement and the related transactions, the Highlands board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the Highlands board of directors and described above will be realized or will outweigh the risks and uncertainties.

Recommendation of the Highlands Board of Directors

The Highlands board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Highlands and its shareholders. Accordingly, the Highlands board of directors unanimously recommends that Highlands shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of FIG Partners

FIG Partners, LLC was engaged by the Highlands board of directors by letter dated February 20, 2018 to act as financial advisor and to render a fairness opinion for the Highlands board of directors in connection with a potential business combination with Lakeland. FIG delivered to the Highlands board of directors its opinion dated August 23, 2018 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to Highlands shareholders is fair to the Highlands shareholders from a financial point of view. In requesting FIG’s advice and opinion, no limitations were imposed by Highlands with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of FIG, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached to this proxy statement and prospectus as Annex B. Highlands shareholders should read this opinion in its entirety. FIG’s opinion speaks only as of August 23, 2018, the date of the opinion.

FIG is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Highlands board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

As part of its investment banking business, FIG is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, FIG has experience and knowledge of, the valuation of banking institutions. FIG’s opinion has been reviewed by FIG’s compliance officer and fairness committee consistent and with its internal policy.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Highlands board of directors by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the Highlands board of directors, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Highlands board of directors and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Highlands or Lakeland. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the merger consideration, from a financial point of view, to Highlands shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Highlands might engage. In addition, as described above, FIG’s opinion was one of many factors taken into consideration by the Highlands board of directors in making its determination to approve the merger agreement.

During the course of its engagement and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon financial and operating conditions of Highlands and Lakeland and material prepared in connection with the merger, including, among other things, the following:

(i)	reviewed the merger agreement;

(ii)

reviewed certain historical, publicly available business and financial information concerning Highlands (and its bank subsidiary) and Lakeland (and its bank subsidiary) including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation and U.S. Securities and Exchange Commission;

(iii)

held discussions with members and representatives of the senior management of Highlands and Lakeland for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)	reviewed the current and historical financial results of Highlands and Lakeland;

(vi)	performed a comparison of certain Highlands and Lakeland operating and trading information with other similar publicly traded companies;

(vii)	reviewed publicly-available consensus earnings estimates for Lakeland and assumed long term earnings estimates provided to us by Lakeland representatives; and

(viii)	performed such other analyses and considered such other factors as FIG has deemed appropriate.

FIG also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In performing its review, FIG has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations that was contained in the financials and other materials available from public sources, or that was provided to it by Highlands and Lakeland, or their respective representatives. FIG further relied on the assurances of the management of Highlands and Lakeland that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.

FIG is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for Highlands and Lakeland are in the aggregate adequate to cover such losses. FIG was not retained to and did not conduct a physical inspection of any of the properties or facilities of Highlands and Lakeland. In addition, FIG has not reviewed individual credit files nor has FIG made an independent evaluation or appraisal of the assets and liabilities of Highlands and Lakeland or any of their respective subsidiaries and FIG was not furnished with any such evaluations or appraisals.

In preparing its analyses, FIG used earnings estimates for Highlands derived from historical performance-based assumptions and from discussions held with Highlands management. Additionally, FIG used publicly available consensus mean analyst earnings per share estimates for Lakeland for the years ending December 31, 2018 and December 31, 2019 as well as an estimated long-term earnings per share growth rate of approximately 7.75% per year for the years thereafter.

FIG also received and relied upon in its pro forma analyses assumptions relating to transaction costs, purchase accounting, cost savings, core deposit intangible assets, among other assumptions, as provided by representatives of Lakeland. FIG expressed no opinion as to such information or the assumptions on which such information was based.

FIG assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Highlands or Lakeland since the date of the most recent financial data made available to FIG. FIG also assumed in all respects material to its analysis that Highlands and Lakeland would remain as going concerns for all periods relevant to its analyses.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. FIG reviewed the financial terms of the proposed transaction. Based upon Lakeland’s August 22, 2018 closing stock price of $19.50, and based upon Highland 2,778,565 shares of common stock outstanding, FIG calculated an aggregate implied transaction value of approximately $56.7 million, or a transaction price per share of $19.79. Based upon financial information for Highlands as or for the last twelve months (“LTM”) ended June 30, 2018, unless otherwise noted, FIG calculated the following implied transaction metrics:

Price/ Stated Tangible Book Value[1]:	189.0%
Price/ Fully Diluted Tangible Book Value[1]:	194.5%
Price / LTM EPS:	22.5	x
Price/ 1H2018 Annualized Earnings:	16.3	x
Price / LTM Adjusted Earnings[2]:	17.6	x
Transaction Price / Total Assets[3]:	11.9%
Tangible Book Premium/Core Deposits[4]:	8.7%

1)	Based upon 6/30/2018 Highlands TBV of $29.125 million
2)	Based on Highlands LTM earnings adjusted for DTA write-down
3)	Based on 6/30/2018 Highlands total assets of $487.87 million
4)	Based on 6/30/2018 Highlands core deposits of $329.361 million

Contribution Analysis. FIG prepared a contribution analysis demonstrating percentage contributions of: total assets; total loans; total deposits; and tangible common equity and compared such contribution results to the per share and total merger consideration to be received by Highland shareholders.

Highlands Contribution to Lakeland Bancorp
Total assets	8.1%
Total loans	9.2%
Total deposits	8.4%
Total tangible common equity	6.0%
Highlands Bancorp Forma Ownership	5.6%

Stock Trading History. FIG reviewed the historical publicly reported trading prices of Lakeland common stock for the period ranging from November 1, 2016 to August 22, 2018. FIG then compared the relationship between the movements in the prices of Lakeland common stock to movements in the SNL U.S. Bank Index, and the NASDAQ U.S. Bank Index.

Lakeland Stock Performance Since November 1, 2016

	Beginning November 1, 2016	Ending August 27, 2018
Lakeland	100%	138%
SNL U.S. Bank	100%	149%
NASDAQ U.S. Bank Index	100%	153%

Net Present Value Analyses. FIG performed an analysis that estimated the net present value per share of Lakeland common stock. To approximate the terminal value of a share of Lakeland common stock at December 31, 2022, FIG applied price to 2022 estimated earnings multiples ranging from 20.0x to 24.0x and multiples of December 31, 2022 tangible book value ranging from 2.30x to 2.70x. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Lakeland common stock As illustrated in the following tables, the analysis indicated an imputed range of values per share of Lakeland common stock of $23.61 to $30.29 when applying multiples of earnings and $21.76 to $27.31 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	20.0x	21.0x	22.0x	23.0x	24.0x
10.0%	$25.55	$26.73	$27.92	$29.10	$30.29
10.5%	$25.05	$26.21	$27.37	$28.53	$29.69
11.0%	$24.56	$25.70	$26.83	$27.97	$29.11
11.5%	$24.08	$25.20	$26.31	$27.43	$28.54
12.0%	$23.61	$24.71	$25.80	$26.89	$27.99

Tangible Book Value Multiples

Discount Rate	2.30x	2.40x	2.50x	2.60x	2.70x
10.0%	$23.54	$22.48	$25.42	$26.37	$27.31
10.5%	$23.08	$24.00	$24.93	$25.85	$26.77
11.0%	$22.63	$23.53	$24.44	$25.35	$26.25
11.5%	$22.19	$23.08	$23.96	$24.85	$25.74
12.0%	$21.76	$22.63	$23.50	$24.37	$25.24

In connection with its analyses, FIG considered and discussed with the Highlands board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Comparable Company Analysis. FIG used publicly available information to perform a peer comparison analysis for Lakeland and a group of financial institutions. The Lakeland Peer Group consisted of holding companies that were defined in Lakeland’s most recent publicly available investor presentation. The Lakeland Peer Group consisted of the following companies:

Ticker	Institution	State	Exchange	Market Cap ($M)	Price/ Tg. Book (%)	Price/ NTM EPS (X)	Core Dep. Prem. (%)	LTM Return (%)
PFS	Provident Financial Services	NJ	NYSE	$1,682.4	193.3%	14.4x	12.2%	8.3%
OCFC	OceanFirst Financial Corp.	NJ	NASDAQ	$1,412.9	217.9%	13.1x	13.3%	21.4%
KRNY	Kearny Financial Corp.	NJ	NASDAQ	$1,387.1	125.0%	28.5x	—	0.3%
BMTC	Bryn Mawr Bank Corp.	PA	NASDAQ	$1,001.1	298.8%	14.6x	21.6%	24.3%
UVSP	Univest Corp. of Pennsylvania	PA	NASDAQ	$843.9	197.8%	14.4x	12.6%	0.7%
NFBK	Northfield Bancorp Inc.	NJ	NSADAQ	$817.5	135.0%	20.0x	7.7%	8.2%
CNOB	ConnectOne Bancorp, Inc.	NJ	NASDAQ	$775.3	189.1%	10.9x	11.8%	15.0%
ORIT	Oritani Financial Corp.	NJ	NASDAQ	$736.3	137.9%	14.6x	7.9%	13.0%
BDGE	Bridge Bancorp Inc.	NY	NASDAQ	$710.3	214.9%	13.3x	12.0%	19.3%
PGC	Peapack-Gladstone Financial	NJ	NASDAQ	$626.3	152.1%	13.3x	7.7%	9.2%
FLIC	First of Long Island Corp.	NY	NASDAQ	$559.3	149.1%	13.6x	6.2%	-17.3%
BWFG	Bankwell Financial Group Inc.	CT	NASDAQ	$240.8	146.6%	13.1x	5.9%	-1.5%
BCBP	BCB Bancorp Inc.	NJ	NASDAQ	$235.2	139.4%	12.5x	4.3%	10.5%

The analysis compared financial information for Lakeland with the corresponding publicly available data for the Lakeland Peer Group as of or for the twelve months ended June 30, 2018 (unless otherwise noted) with pricing data as of August 22, 2018. The table below sets forth the data for Lakeland and the high, low, median and mean data for the Lakeland National Peer Group.

Lakeland Comparable Company Analysis

	Lakeland		Lakeland Peer Group Median		Lakeland Peer Group Mean		Lakeland Peer Group High		Lakeland Peer Group Low
Market Capitalization ($M)	$926.0		$755.3		$848.3		$1682.4		$235.2
Price/ Tangible Book Value	201.6%		152.1%		176.7%		298.8%		298.8%
Price/ NTM EPS	14.0	x	13.6	x	15.1	x	28.5	x	10.9	x
Core Deposit Premium	11.4%		9.8%		10.3%		21.6%		4.3%
LTM Return	6.3%		9.2%		8.6%		24.3%		-17.3%

Note: Financial data for the institutions in the Lakeland National Peer Group is not pro forma for any publicly announced and pending transactions.

Analysis of Selected Merger Transactions—National. FIG reviewed a group of selected merger and acquisition transactions or the National Transactions group. The National Transactions group consisted of nationwide holding company, bank and thrift transactions with disclosed deal value and target total assets between $250 million and $750 million, non-performing assets to assets less than 1.0% and last twelve months return on average assets between 0.25% and 1.00% announced between January 1, 2017 and August 22, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The National Transactions group was composed of the following transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Core Dep. Prem.
07/19/18	Spirit of Texas Bancshares, Inc.	TX	Comanche National Corp.	TX	157.5%	18.8x	16.1%	9.1%
06/11/18	CapStar Financial Hlgs Inc.	TN	Athens Bancshares Corporation	TN	228.0%	22.8x	23.7%	18.1%
06/11/18	Seacoast Banking Corp. of FL	FL	First Green Bancorp Inc.	FL	178.3%	NM	18.5%	13.3%
05/29/18	Independent Bank Corp.	MA	MNB Bancorp	MA	203.7%	NM	14.9%	13.1%
04/30/18	Capitol Federal Financial Inc.	KS	Capital City Bancshares Inc.	KS	142.6%	26.3x	8.7%	4.1%
03/12/18	Civista Bancshares Inc.	OH	United Community Bancorp	IN	164.7%	NM	21.7%	NA
03/08/18	Heritage Financial Corp.	WA	Premier Commercial Bancorp	OR	223.2%	26.3x	22.3%	17.7%
02/12/18	Mechanics Bank	CA	Learner Financial Corp.	CA	170.1%	NM	18.1%	9.3%
01/16/18	Mid Penn Bancorp Inc.	PA	First Priority Financial Corp.	PA	194.4%	NM	14.8%	11.2%
12/21/17	LCNB Corp.	OH	Columbus First Bancorp Inc.	OH	216.1%	27.5x	20.1%	21.2%
12/19/17	First Foundation Inc.	CA	PBB Bancorp	CA	202.9%	19.2x	18.1%	16.2%
12/18/17	Equity Bancshares Inc.	KS	Kansas Bank Corp.	KS	143.2%	15.5x	14.7%	6.6%
12/15/17	Amalgamated Bank	NY	New Resource Bancorp	CA	135.1%	28.4x	16.6%	5.8%
12/11/17	First Mid-Illinois Bancshares	IL	First BancTrust Corp.	IL	158.6%	22.6x	15.9%	9.8%
11/27/17	FCB Financial Holdings Inc.	FL	Floridian Community Hldgs Inc.	FL	185.3%	NM	16.4%	16.3%
11/14/17	Investor group	KY	Bancorp of Lexington Inc.	KY	149.6%	20.1x	15.9%	11.8%
09/21/17	Brookline Bancorp Inc.	MA	First Commons Bank NA	MA	158.3%	22.1x	17.2%	11.5%
08/01/17	Veritex Holdings Inc.	TX	Liberty Bancshares Inc.	TX	194.2%	20.0x	13.9%	11.7%
07/21/17	Select Bancorp Inc.	NC	Premara Financial Inc.	NC	162.6%	NM	15.5%	8.4%
05/22/17	SmartFinancial Inc.	TN	Capstone Bancshares Inc.	AL	161.5%	23.0x	16.5%	10.7%
02/01/17	Old Line Bancshares Inc	MD	DCB Bancshares Inc.	MD	160.0%	30.0x	13.1%	7.0%
01/20/17	HCBF Holding Co.	FL	Jefferson Bankshares Inc.	FL	164.7%	21.1x	13.5%	6.8%

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the National Transactions group.

Highlands / Lakeland	National Transactions Median	National Transactions Mean	National Transactions High	National Transactions Low
Deal Value ($M)	$56.7	$65.3	$73.9	$135.1	$37.9
Transaction price/Tangible book value per share:[1]	189.0%	164.7%	175.2%	228.0%	135.1
Transaction price/ LTM Earnings per share	22.5	x	22.6	x	23.0	x	30.0	x	15.5	x
Transaction price/Total assets[2]	11.9%	16.2%	16.6%	23.7%	8.7%
Core deposit premium[3]	8.7%	11.2%	11.4%	21.2%	4.1%
Target Total Assets ($M)	$487.9	$419.4	$437.8	$730.9	$259.2
Target NPAs/Assets	0.74%	0.38%	0.37%	0.90%	0.00%
Target TCE/TA	5.98%	9.91%	9.65%	12.75%	7.25%
Target LTM ROAA	0.55%	0.72%	0.73%	1.00%	0.31%

1)	Based upon 6/30/2018 Highlands TBV of $29.125 million
2)	Based 6/30/2018 Highlands total assets of $487.87 million
3)	Based 6/30/2018 Highlands core deposits of 329.361 million

Analysis of Selected Merger Transactions—Regional. FIG reviewed a group of selected merger and acquisition transactions or the Regional Transactions group. The Regional Transactions group consisted of holding company, bank and thrift transactions with disclosed deal value in which the target company was headquartered in Delaware, Maryland, New Jersey, New York or Pennsylvania with total assets between $100 million and $2.0 billion, announced between January 1, 2017 and August 22, 2018, excluding mergers of equals transactions and transactions where less than 100% of the stock was acquired. The Regional Transactions group was composed of the following transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State	Price/ TBV	Price/ Earnings	Price/ Assets	Core Dep. Prem.
07/12/18	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	134.5%	NM	15.2%	5.7%
06/20/18	SB One Bancorp	NJ	Enterprise Bank N.J.	NJ	148.3%	24.4x	19.9%	15.7%
06/12/18	Northwest Bancshares, Inc.	PA	Donegal Financial Svcs Corp.	PA	174.3%	NM	15.7%	NA
05/31/18	Orrstown Financial Services	PA	Mercersburg Financial Corp.	PA	156.0%	NM	17.5%	8.5%
05/25/18	Emclaire Financial Corp	PA	Community First Bancorp Inc.	PA	195.4%	26.9x	13.7%	11.1%
05/03/18	FVCBankcorp Inc.	VA	Colombo Bank	MD	157.3%	NM	17.0%	15.0%
01/16/18	Mid Penn Bancorp Inc	PA	First Priority Financial Corp.	PA	194.4%	NM	14.8%	11.2%
11/01/17	Kearny Financial Corp.	NJ	Clifton Bancorp Inc.	NJ	138.7%	NM	26.4%	19.0%
10/18/17	First Bank	NJ	Delanco Bancorp Inc.	NJ	98.7%	NM	10.7%	-0.1%
09/27/17	Old Line Bancshares Inc	MD	Bay Bancorp Inc.	MD	189.6%	NM	19.8%	12.6%
08/15/17	Howard Bancorp Inc.	MD	1st Mariner Bank	MD	116.0%	NM	16.8%	14.3%
07/31/17	Community Finl Corp.	MD	County First Bank	MD	140.9%	28.3x	15.4%	NA
07/21/17	Delmar Bancorp	MD	Liberty Bell Bank	NJ	169.4%	NM	11.4%	6.8%
06/07/17	BCB Bancorp Inc.	NJ	IA Bancorp Inc.	NJ	102.3%	NM	5.3%	0.2%
04/11/17	Sussex Bancorp	NJ	Community Bk of Bergen County	NJ	158.2%	27.9x	13.2%	6.1%
03/29/17	First Bank	NJ	Bucks County Bank	PA	124.7%	NM	13.8%	5.2%
03/29/17	Mid Penn Bancorp Inc.	PA	Scottsdale Bank & Trust Company	PA	130.0%	NM	22.5%	6.4%
03/15/17	Kinderhook Bank Corp.	NY	Patriot Federal Bk	NY	119.9%	28.7x	10.3%	2.6%
02/01/17	Old Line Bancshares Inc	MD	DCB Bancshares Inc.	MD	160.0%	30.0x	13.1%	7.0%
01/31/17	Bryn Mawr Bank Corp.	PA	Royal Bancshares of PA	PA	241.0%	13.5x	15.1%	14.5%

Using the latest publicly available information prior to the announcement of the relevant transaction, FIG reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to total assets, transaction price to tangible book value per share and tangible book premium to core deposits. FIG also reviewed the following target financials: total assets, non-performing assets to assets, tangible common equity to tangible assets and last-twelve-months return on average assets. FIG compared the indicated transaction multiples and target financials for the merger to the high, low, mean and median multiples of the Precedent Transactions group.

Highlands / Lakeland	Regional Transactions Median	Regional Transactions Mean	Regional Transactions High	Regional Transactions Low
Deal Value ($M)	$56.7	$43.8	$73.6	$401.8	$12.4
Transaction price/Tangible book value per share:[1]	189.0%	152.1%	152.5%	241.0%	98.7%
Transaction price/ LTM Earnings per share	22.5	x	27.9	x	25.6	x	30.0	x	13.5	x
Transaction price/Total assets[2]	11.9%	15.2%	15.4%	26.4%	5.3%
Core deposit premium[3]	8.7%	7.7%	9.0%	19.0%	-0.1%
Target Total Assets ($M)	$487.9	$253.5	$421.8	$1525.0	$126.3
Target NPAs/Assets[5]	0.74%	1.59%	1.64%	4.15%	0.23%
Target TCE/TA	5.98%	10.36%	10.17%	18.89%	5.08%
Target LTM ROAA	0.55%	0.45%	0.40%	1.36%	-0.40%

1)	Based upon 6/30/2018 Highlands TBV of $29.125 million
2)	Based 6/30/2018 Highlands total assets of $487.87 million
3)	Based 6/30/2018 Highlands core deposits of 329.361 million

Net Present Value Analyses. FIG performed an analysis that estimated the net present value per share of Highlands common stock. To approximate the terminal value of a share of Highlands common stock at December 31, 2022, FIG applied price to 2022 estimated earnings multiples ranging from 20.0x to 24.0x and multiples of December 31, 2022 tangible book value ranging from 1.80x to 2.20x. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Highlands common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Highlands common stock of $16.37 to $21.23 when applying multiples of earnings and $17.32 to $22.89 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	20.0x	21.0x	22.0x	23.0x	24.0x
10.0%	$17.74	$18.61	$19.48	$20.36	$21.23
10.5%	$17.38	$18.24	$19.09	$19.95	$20.80
11.0%	$17.03	$17.87	$18.71	$19.55	$20.39
11.5%	$16.70	$17.52	$18.34	$19.16	$19.98
12.0%	$16.37	$17.17	$17.97	$18.78	$19.58

Tangible Book Value Multiples

Discount Rate	1.80x	1.90x	2.00x	2.10x	2.20x
10.0%	$18.78	$19.81	$20.83	$21.86	$22.89
10.5%	$18.40	$19.41	$20.41	$21.42	$22.43
11.0%	$18.03	$19.02	$20.01	$20.99	$21.98
11.5%	$17.67	$18.64	$19.61	$20.58	$21.54
12.0%	$17.32	$18.27	$19.22	$20.17	$21.12

In connection with its analyses, FIG considered and discussed with the Highlands board of directors how the present value analyses would be affected by changes in the underlying assumptions. FIG noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Franchise Value Analysis. FIG used a franchise value analysis to estimate the value of Highlands’ common stock based on the composition of its balance sheet at June 30, 2018. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. FIG made certain adjustments to tangible common equity to calculate Highlands’ net asset value. FIG identified $2.665 million of net potential fair-market value adjustments (net of 21% taxes). FIG also assessed an additional mark to bring the Tier 1 common regulatory ratio to 6.5%, representing the extra capital commitment a buyer would make to bring the capital level to 6.5%. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

FIG selected premiums of 2% for certificates of deposit, 6% for savings and money market accounts, 10% for NOW accounts, and 12% for noninterest-bearing deposits. The overall deposit premium for Highland was 6.58%, or $26.616 million. FIG noted that deposit premiums paid in bank merger transactions vary, therefore FIG selected a range of deposit premiums from 6% to 10%. The franchise value analysis suggested an overall range of value of $17.32 to $23.13 per share for Highlands common stock. The value suggested by a 6.58% deposit premium was $18.16 per share.

Pro Forma Merger Analysis. FIG analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of 2018, and all outstanding shares of Highlands common are converted into Lakeland common stock at the exchange ratio. In performing this analysis, FIG utilized the following information: (i) earnings estimates and guidance provided by representatives and management of Highlands as well as historical performance-based assumptions for Highlands’ earnings estimates in the years 2019 – 2021.; (ii) earnings estimates for Lakeland derived from publicly available consensus mean analyst earnings per share estimates for Lakeland for the years ending December 31, 2018 and December 31, 2019 as well as an estimated long-term earnings per share growth rate of approximately 7.75% per year for the years thereafter; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings, as provided by representatives of the senior management of Lakeland. The analysis indicated that the merger could be immediately accretive to Lakeland’s earnings per share in 2019 and dilutive to Lakeland’s estimated tangible book value per share at close, with approximately two-year tangible book value payback period based upon the crossover method of payback period calculation. From a Highlands shareholder perspective, the merger will be immediately accretive to Highlands’ earnings per share.

In connection with this analysis, FIG considered and discussed with the Highlands board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

FIG’s Relationship. FIG has acted as financial advisor to Highland in connection with the merger and received a $50,000 fee upon rendering its fairness opinion to the Highland Board of Directors. In addition to the fairness fee, upon the successful completion of the merger FIG will be paid a success fee equal to 1.0% of the merger consideration. Highland has also agreed to indemnify FIG Partners and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

FIG has had a material relationship with and received investment banking compensation from Highlands during the prior two years. FIG has not had a material relationship with or received investment banking compensation from Lakeland during the prior two years.

Lakeland’s Reasons for the Merger

Lakeland’s board of directors and management believe that both Highlands and Lakeland share a focus on community banking. In addition, the acquisition will enable Lakeland to expand its presence in Sussex, Passaic and Morris counties in New Jersey. Lakeland believes the demographics of these counties, in terms of per capita income and population, are favorable. In evaluating acquisition opportunities, Lakeland generally considers potential revenue enhancements and operating efficiencies, asset quality and interest rate risk.

Approval by the Lakeland Board of Directors

The Lakeland board of directors unanimously has approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Lakeland and its shareholders. Approval by the shareholders of Lakeland is not required by applicable law or by Lakeland’s certificate of incorporation, and is not being sought, in connection with the merger.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, the separate legal existence of Highlands will cease. All property, rights, powers, duties, obligations, debts and liabilities of Highlands will automatically be deemed transferred to Lakeland, as the surviving corporation in the merger. Immediately following the merger of the holding companies, Highlands State Bank will merge with and into Lakeland Bank, the separate legal existence of Highlands State Bank will cease, and all property, rights, powers, duties, obligations, debts and liabilities of Highlands State Bank will be transferred to Lakeland Bank, as the surviving bank in the bank merger.

What Highlands Shareholders Will Receive in the Merger

Highlands shareholders will receive 1.015 shares of Lakeland common stock k for each share of Highlands common stock. In this document, we refer to the ratio of 1.015 shares of Lakeland common stock to one share of Highlands common stock as the “exchange ratio.”

The closing price of Lakeland common stock on [                ], 2018, shortly before this proxy statement and prospectus was mailed to you, was $[            ].

If there is a stock split, stock dividend or similar transaction affecting Lakeland common stock prior to the closing, appropriate changes will be made to the exchange ratio. Certain shares of Highlands common stock held by Highlands or by Lakeland or its subsidiaries will be canceled in the merger and will not be converted into Lakeland common stock.

You will not receive any fractional shares of Lakeland common stock in the merger. Instead, you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of Lakeland common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending on the date that all regulatory approvals are received. All shares of Highlands common stock held by a Highlands shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

The price of Lakeland common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this proxy statement and prospectus was mailed; (3) when the Highlands shareholders meet to vote on the merger; or (4) when Highlands shareholders receive Lakeland stock certificates from the Exchange Agent following the merger. We urge you to obtain current market quotations for the Lakeland common stock and the Highlands common stock.

Exchange of Shares

Highlands shareholders should not send their stock certificates with their proxy card.

After the time the merger takes effect, former Highlands shareholders will receive a certificate representing their shares of Lakeland Bancorp common stock. At the time any new stock certificate is issued, former Highlands shareholders will also receive a check for any fractional shares. All shares of Highlands common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder. No interest will be paid with respect to cash paid in lieu of fractional shares.

Stock Options

As of the record date for the Highlands special meeting, various directors, officers and employees of Highlands held options (referred to herein as “old stock options”) to purchase a total of [                ] shares of

Highlands common stock, all granted under Highlands’s equity compensation plans. All such options that are not exercised prior to the effective time will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Highlands common stock covered by the old stock option multiplied by the amount, if any, by which the average (rounded to four decimals) of the daily closing sales prices of Lakeland common stock as reported on the NASDAQ Global Select Market for the 20 consecutive full trading days ending at the close of trading on the date immediately preceding the effective time, exceeds the exercise price of such old stock option.

Each outstanding grant agreement pertaining to the grant by Highlands of stock options provides that the vesting of each such award will be accelerated upon the occurrence of a change in control. The merger will constitute a change in control with respect to those awards.

Lakeland Common Stock

Each share of Lakeland common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as Lakeland and Highlands mutually select, provided that the merger will not occur prior to the first business day in 2019. Neither regulatory approval nor the required approval of Highlands’s shareholders can be waived. Lakeland and Highlands presently expect to close the merger in early 2019. See “THE MERGER—Conditions to the Merger” at page 51 and “THE MERGER—Regulatory Approvals” at page 56.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

Highlands

•	Organization of Highlands and its subsidiaries.

•	Capital structure of Highlands.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Liabilities incurred since June 30, 2018.

•	Brokers’ fees.

•	Absence of material adverse changes, since December 31, 2017, in Highlands’s consolidated business, results of operations or financial condition.

•	Absence of undisclosed material pending or threatened legal proceedings.

•	Filing of tax returns and payment of taxes.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•

Accuracy of information supplied by Highlands for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Disclosure of material contracts.

•	Absence of regulatory orders.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of material environmental violations, actions or liabilities.

•	Indemnification obligations of Highlands and its subsidiaries.

•	Validity and binding nature of loans reflected as assets in Highlands’s financial statements.

•	Inapplicability of anti-takeover provisions of New Jersey law to the merger.

•	Investment securities, deposits and other borrowings on Highlands’s statement of condition.

•	Intellectual property matters.

Lakeland

•	Organization of Lakeland and its subsidiaries.

•	Capital structure of Lakeland.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Accuracy of reports filed by Lakeland with the SEC.

•	Absence of material adverse changes, since December 31, 2017, in Lakeland’s consolidated business, results of operations or financial condition.

•

Accuracy of information supplied by Lakeland for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Absence of regulatory orders.

•	Regulatory capital.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use commercially reasonable efforts to maintain and preserve intact our respective business organizations, properties, leases, employees and advantageous business relationships.

In addition, Highlands agreed to conduct its business and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by Lakeland. Subject to certain exceptions referred to in the merger agreement, Highlands also agreed in the merger agreement that Highlands will not, without the written consent of Lakeland (which consent will not be unreasonably withheld), except as otherwise specifically provided in the merger agreement:

•	declare or pay any dividends on its capital stock other than a quarterly cash dividend in an amount not to exceed $0.02 per share;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•

issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of up to a total of 125,586 shares of Highlands common stock upon the exercise of stock options outstanding on the date of the merger agreement;

•	amend its certificate of incorporation or by-laws;

•	make any capital expenditures in excess of $50,000 in the aggregate;

•	enter into any new line of business or offer any new products or services;

•	acquire any business or any assets outside of the ordinary course of business;

•

take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to August 23, 2019;

•

change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by Highlands’s independent auditors;

•	adopt, amend, or terminate any employee benefit plan;

•

increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

•	other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•	file any application to relocate or terminate the operations of any of its banking offices;

•	create, renew, amend or terminate any material contract;

•	settle any claim in excess of $50,000 or involving any material restrictions on Highlands’s operations;

•	except in the ordinary course of business consistent with past practices and in amounts less than $250,000, waive or release any material right;

•

except in accordance with certain notification and approval procedures and parameters as agreed between Lakeland and Highlands, enter into any new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate exposure in excess of $3,000,000, subject to certain exceptions as provided in the merger agreement;

•	make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•

except pursuant to commitments existing on the date of the merger agreement and disclosed to Lakeland, make any construction loans outside the ordinary course of business consistent with past practices, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

•

establish any new branch or other office facilities other than those for which all regulatory approvals have been obtained, and with respect to any new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

•	elect to the board of directors any person who is not a current member of Highlands’s board;

•	change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

•	take any other action outside of the ordinary course of business; or

•	agree to do any of the foregoing.

Highlands also agreed in the merger agreement, among other things:

•

to submit the proposed merger to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this proxy statement and prospectus is a part, is declared effective by the SEC;

•	through the Highlands board of directors, subject to applicable fiduciary obligations, to recommend that Highlands’s shareholders approve the merger agreement;

•	to provide Lakeland with certain financial statements as reasonably requested by Lakeland in order to enable Lakeland to comply with its reporting obligations under the Exchange Act;

•	to cooperate with Lakeland to conform certain policies and procedures to the policies and procedures followed by Lakeland; and

•

to provide Lakeland with any information about Highlands reasonably requested by Lakeland for use in any subsequent filings that Lakeland may be required to make in transactions unrelated to the merger.

Highlands has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 25% of the assets or voting power of Highlands or any of its subsidiaries. We refer to any such proposal as an “acquisition proposal.”

Similarly, Highlands has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, an acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that Highlands’s board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In the event that Highlands receives any such proposal, Highlands is required to promptly (and in any event within 48 hours of receipt) disclose to Lakeland the identity of the person making the proposal and the substance of such proposal.

We jointly agreed, among other things:

•	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

•	to provide access to each other and to each other’s representatives;

•

subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party which is required in connection with the merger;

•	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Lakeland has agreed:

•	to use its reasonable best efforts to cause the Lakeland common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market;

•

to permit the Highlands employees who remain in Lakeland’s employ after the merger is consummated to participate in Lakeland’s employee benefit plans to the same extent as similarly situated employees of Lakeland and generally to credit such employees with the years of service earned as employees of Highlands;

•

to indemnify any current or former director or officer of Highlands against any claim, including any claim which relates in any way to the merger, this proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the board of directors of Highlands, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and Highlands’s certificate of incorporation and by-laws had the merger not occurred;

•

to cause the persons serving as officers and directors of Highlands immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for such insurance; and

•	to provide severance to any Highlands employee who is terminated or whose terms of employment are substantially adversely modified within one year after the date on which the merger is consummated.

Conditions to the Merger

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to Highlands and Lakeland

•	Highlands’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

•	the registration statement of which this proxy statement and prospectus is a part shall not be subject to an order—typically referred to as a stop order—demanding that we cease using these documents;

•

we shall have received all necessary approvals of governmental entities, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

•	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

•

no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or obtain other substantial monetary or other relief against one or more of the parties which Lakeland or Highlands determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed;

•	Highlands and Lakeland shall have received from Lakeland’s counsel the tax opinion described under “THE MERGER—Material United States Federal Income Tax Consequences”; and

•	the shares of Lakeland common stock issuable in the merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Additional Conditions Applicable to Lakeland

In addition to the foregoing, Lakeland’s obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, Highlands’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•

Highlands representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Highlands shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•

Highlands shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect Highlands or Lakeland if not obtained;

•	none of such consents shall contain any term or condition which would materially adversely affect Lakeland; and

•

Highlands State Bank shall have taken all necessary corporate action to effectuate the merger of Highlands State Bank into Lakeland Bank immediately following the effective time of the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Additional Conditions Applicable to Highlands

In addition to the foregoing, Highlands’s obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, Lakeland’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	Lakeland representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Lakeland shall have performed in all material respects the covenants which it is required to perform under the merger agreement; and

•

Lakeland Bank shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Except for the requirement of Highlands shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER—Amendment; Waiver” below. However, neither of us anticipates waiving the condition that a tax opinion be delivered by Lakeland’s counsel.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

•

Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Highlands shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by agreement of Lakeland and Highlands;

•	by either Lakeland or Highlands:

•

if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action;

•	if the merger is not consummated on or before August 23, 2019;

•	if Highlands’s shareholders fail to approve the merger;

•

if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

•	if the other party materially breaches any covenant in the merger agreement; or

•	if the conditions to such party’s obligations to close are not capable of being satisfied on or before August 23, 2019.

•	by Highlands, if it approves an acquisition proposal, but only if:

•	at least four business days prior to entering into a definitive agreement relating to the acquisition proposal, Highlands provides Lakeland with a copy of that agreement;

•	Highlands’s board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties; and

•

after considering any response that Lakeland may have after reviewing that definitive agreement, the Highlands board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to Highlands’s shareholders than the merger agreement and any transaction then being proposed by Lakeland.

We refer to this termination right as Highlands’s “fiduciary out.”

In addition, Highlands will have the right (which we refer to as the “pricing out”) to terminate the merger agreement in the event that both of the following events occur:

•

the average closing sales price of Lakeland common stock on the NASDAQ Global Select Market System, during the 20 consecutive full trading days ending on the date (referred to in this document as the “Determination Date”) on which all bank regulatory approvals for the merger have been received—an average price which we refer to as the “Lakeland Average Closing Price”—is less than $15.60; and

•

the number obtained by dividing the Lakeland Average Closing Price on the Determination Date by $19.50 shall be less than the number obtained by dividing the average of the daily closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date by $4,308.44 and subtracting 0.20 (this number is referred to as the “Index Ratio”).

The effect of this provision is to enable Highlands to terminate the merger agreement if the market price of Lakeland common stock falls substantially, both in absolute terms (that is, below $15.60) and by comparison to the list of banking institutions that comprise the NASDAQ Bank Index. However, if Highlands seeks to exercise its pricing out, Lakeland will have the right to negate such termination by increasing the exchange ratio from 1.015 to a formula amount determined in accordance with Section 8.1(k) of the merger agreement. Lakeland will not be required to take such action. If Lakeland does take such action, each share of Highlands common stock converted into Lakeland common stock in the merger will be converted into a number of shares of Lakeland common stock equal to the lesser of:

•	$15.834 divided by the Lakeland Average Closing Price; or

•	a fraction, the numerator of which is 1.015 times the Index Ratio and the denominator of which is the Lakeland Average Closing Price divided by $19.50.

In addition, Lakeland will have the right to terminate the merger agreement under circumstances where, prior to Highlands shareholder approval, Highlands refuses to recommend that its shareholders approve the merger or adopts an alternative acquisition proposal, breaches its non-solicitation obligations with respect to alternative acquisition proposals in any material respect adverse to Lakeland or recommends that Highlands shareholders tender their shares (or fail to reject) a tender offer or exchange offer for 10% or more of the Highlands common stock.

Termination Fees

Highlands has agreed to pay a fee of $2,250,000 (which we refer to as the “Termination Fee”) to Lakeland and has agreed to reimburse Lakeland for up to $325,000 in out-of-pocket expenses (which we refer to as the “Termination Expenses”) in the circumstances described below. The merger agreement provides that the sum of the Termination Fee and the Termination Expenses shall not exceed $2,575,000, which we refer to as the “Maximum Amount.”

(i) If Highlands exercises its fiduciary out, it shall pay Lakeland the Termination Fee plus the Termination Expenses.

(ii) If )(A) a tender or exchange offer to acquire 50% or more of the voting power in Highlands or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Highlands or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Highlands or any of its subsidiaries (an “Acquisition Proposal”) shall have been made directly to Highlands shareholders or otherwise publicly disclosed or communicated or made known to any member of Highlands’s senior management or board of directors and (B) the merger agreement is thereafter terminated (x) by Lakeland or Highlands if the merger has not been consummated by August 23, 2019 or if approval of Highlands shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this proxy statement and prospectus is a part, (y) by Lakeland as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Highlands which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Lakeland as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Highlands, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, then Highlands shall pay to Lakeland the Termination Expenses.

(iii) If (A) an Acquisition Proposal shall have been made directly to Highlands shareholders or otherwise publicly disclosed or communicated or made known to any member of Highlands’s senior management or board of directors and (B) the merger agreement is thereafter terminated (x) by Lakeland or Highlands if the approval of Highlands shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this proxy statement and prospectus is a part, (y) by Lakeland as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Highlands which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Lakeland as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Highlands, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, and within 12 months after the termination referred to in clause (x), (y) or (z), Highlands or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that was made, publicly disclosed or communicated prior to termination of the merger agreement), then Highlands shall pay to Lakeland a fee equal to the Maximum Amount less any Termination Expenses paid to Lakeland pursuant to clause (ii) set forth above.

NASDAQ Listing

Highlands’s obligation to complete the merger is subject to the condition that the Lakeland common stock issuable in the merger be authorized for listing on the NASDAQ Global Select Market.

Expenses

Subject to expense reimbursement in connection with certain types of termination discussed above, we will each pay all costs and expenses that we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Exchange of Highlands Stock Certificates and Payment of Consideration

The conversion of Highlands stock into the right to receive Lakeland common stock will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the Exchange Agent designated by Lakeland will send to Highlands shareholders a transmittal form, along with instructions, to use in exchanging Highlands stock certificates for Lakeland stock certificates, as well as for cash in lieu of fractional shares. The Exchange Agent will mail certificates representing shares of Lakeland common stock and checks for cash in lieu of fractional share interests to former shareholders of Highlands as soon as reasonably possible following the closing and its receipt of certificates representing former shares of Highlands common stock and other related documentation required by the Exchange Agent.

Highlands shareholders should not return their Highlands stock certificates with the enclosed proxy card.

Until the merger has been consummated and the certificates representing shares of Highlands common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the Lakeland common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of Highlands stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the shares of Lakeland common stock (and cash in lieu of fractional shares).

None of the parties will be liable to any Highlands shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of Lakeland common stock will be issued to any shareholder of Highlands upon completion of the merger. For each fractional share that would otherwise be issued, Lakeland will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the Lakeland Average Closing Price. All shares of Highlands common stock held by a former Highlands shareholder immediately prior to the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Regulatory Approvals

Completion of the merger and the bank merger requires approval (or the issuance of a waiver) by the Federal Reserve Board, the FDIC and the New Jersey Department of Banking and Insurance. Approval by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Highlands’s shareholders. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on September 28, 2018, and approvals are pending. A waiver request [was/will be] submitted to the Board of Governors of the Federal Reserve System [on [                ], 2018, and is pending/following receipt of approval from the FDIC]. We cannot assure you that the necessary regulatory approvals and waivers will be granted, or that they will be granted on a timely basis without conditions unacceptable to Lakeland.

Interests of Management and Others in the Merger

In considering the recommendation of the Highlands board regarding the merger, Highlands shareholders should know that certain directors and officers of Highlands have interests in the merger in addition to their interests as shareholders of Highlands. All those additional interests are described below, to the extent they are material and are known to Highlands. The Highlands board and the Lakeland board were aware of these interests and considered them, among other matters, in approving the merger agreement:

Change-in-Control Agreements and Severance Arrangements. Each of the following officers of Highlands has an agreement with Highlands, pursuant to which she or he will receive a lump-sum payment, in the amount set forth below, upon the consummation of the merger, as the merger will constitute a change of control under each such agreement. The amounts below assume that the merger will be consummated on January 4, 2019.

Name of Highlands Officer	Title at Highlands	Lump-sum to be Paid Upon Consummation of the Merger
Steven C. Ackmann	President and CEO	$326,500
Eileen Piersa	Executive Vice President, Chief Financial Officer	$213.000
Pat Smith	Executive Vice President, Chief Lending Officer	$277,500

In addition, certain Highlands employees who are not subject to the agreements discussed above and whose employment is terminated or substantially adversely modified (other than for cause) within one year of the merger will be entitled to severance equal to two weeks of his or her then current base salary plus two additional weeks of salary for each year of service with Highlands or Highlands State Bank.

Certain employees of Highlands and Highlands State Bank will be entitled to a retention bonus if they maintain their employment with Highlands until that person’s job function has been converted or transitioned and that person does not receive an offer for continued employment with Lakeland Bank.

Stock Options. All stock options to purchase Highlands common stock outstanding at the effective time of the merger will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Highlands common stock covered by the old stock option multiplied by the amount, if any, by which the average (rounded to four decimals) of the daily closing sales prices of Lakeland common stock as reported on the NASDAQ Global Select Market for the 20 consecutive full trading days ending at the close of trading on the date immediately preceding the effective time, exceeds the exercise price of such old stock option. Each outstanding grant agreement pertaining to the grant by Highlands of stock options provides that the vesting of each such award will be accelerated upon the occurrence of a change in control. The merger will constitute a change in control with respect to those awards. See “—Terms of the Merger—Stock Options.”

Indemnification; Directors and Officers. The merger agreement requires Lakeland to indemnify each director and senior officer of Highlands and Highlands State Bank to the fullest extent permitted under applicable law and Highlands’s certificate of incorporation and by-laws, for a period of six years after the merger is completed. The merger agreement also requires Lakeland to provide Highlands’s officers and directors with directors’ and officers’ liability insurance for at least six years after the merger takes effect upon terms and conditions not materially less advantageous than Highlands’s existing directors’ and officers’ insurance policy, subject to restrictions as to the price of such policy.

Share Ownership. As of [                ], 2018, the record date for the meeting, the directors and executive officers of Highlands beneficially owned in the aggregate approximately [                ] shares, or [        ]%, of Highlands’s outstanding shares of common stock (excluding shares issuable upon the exercise of options). Such persons, who beneficially own approximately 13.0% of Highlands’s outstanding shares of common stock, have executed voting agreements, in which they committed to vote in favor of the merger agreement.

Accounting Treatment

Lakeland will account for the merger under the purchase method of accounting. Lakeland will record, at fair value, the acquired assets and assumed liabilities of Highlands. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Lakeland may record intangible assets, which include goodwill and core deposit intangibles. Lakeland will include in its results of operations the results of Highlands’s operations after completion of the merger.

Material United States Federal Income Tax Consequences

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Highlands common stock who exchange such shares of Highlands common stock for shares of Lakeland common stock pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Highlands common stock who for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Highlands common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Highlands common stock, you should consult your tax advisor.

This discussion addresses only those Highlands shareholders that hold their Highlands common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address all the United States federal income tax consequences that may be relevant to particular Highlands shareholders in light of their individual circumstances or to Highlands shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Highlands common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Highlands common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Lakeland and Highlands have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters to be provided by Lakeland and Highlands, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications to be contained in the opinion of Lowenstein Sandler LLP to be delivered at closing and the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this proxy statement and prospectus, it is the opinion of Lowenstein Sandler LLP, counsel to Lakeland, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of Lakeland and Highlands to complete the merger is conditioned upon the receipt at closing of an opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Lakeland and Highlands. This opinion will not be binding on the Internal Revenue Service or the courts. Lakeland and Highlands have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Highlands shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of Highlands Common Stock Under Section 368(a) of the Code. As a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by those holders receiving shares of Lakeland common stock in exchange for shares of Highlands common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Lakeland common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Lakeland Common Stock” below).

In addition:

•

the aggregate basis of the Lakeland common stock received in the merger will be the same as the aggregate basis of the Highlands common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in Lakeland common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in Lakeland common stock for which cash is received); and

•	the holding period of Lakeland common stock received in exchange for shares of Highlands common stock will include the holding period of the Highlands common stock for which it is exchanged.

If holders of Highlands common stock acquired different blocks of Highlands common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Highlands common stock and such holders’ basis and holding period in their shares of Lakeland common stock may be determined with reference to each block of Highlands common stock. Any such holders should consult their tax advisors regarding the manner in which Lakeland common stock received in the exchange should be allocated among different blocks of Highlands common stock and with respect to identifying the bases or holding periods of the particular shares of Lakeland common stock received in the merger.

Cash Received Instead of a Fractional Share of Lakeland Common Stock. A holder of Highlands common stock who receives cash instead of a fractional share of Lakeland common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Lakeland common stock for cash. As a result, a holder of Highlands common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. As described below, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Gain that holders of Highlands common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Highlands common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Highlands common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Lakeland stock other than Lakeland stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Highlands stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Holders that are individuals, trusts (unless otherwise exempt) or estates are currently subject to a 3.8% tax on their “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year, with such tax applying to the lesser of such income or the excess of the holder’s modified adjusted gross income for the taxable year over certain thresholds. For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of Highlands common stock pursuant to the merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of this tax with respect to your disposition of shares of Highlands common stock pursuant to the merger.

Backup Withholding and Information Reporting. Payments of cash to a holder of Highlands common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Lakeland and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax Consequences if the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Highlands common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Lakeland common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Highlands common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Highlands common stock exchanged in the merger.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, Highlands will be subject to tax on the deemed sale of its assets to Lakeland, with gain or loss for this purpose measured by the difference between Highlands’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Lakeland common stock plus liabilities assumed in the merger, and Lakeland will become liable for any tax liability of Highlands resulting from the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are urged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Resale of Lakeland Common Stock

The Lakeland common stock issued in the merger will be freely transferable under the Securities Act.

No Appraisal Rights

Highlands shareholders will not have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.

Voting Agreements

As a condition to Lakeland’s execution of the merger agreement, members of Highlands’s board of directors have entered into a voting agreement with Lakeland. A copy of the form of voting agreement is attached to this proxy statement and prospectus as Exhibit B to Annex A. Under the voting agreement, the directors who are parties to such agreement have agreed to vote in favor of the merger and against any competing proposal. This commitment, however, is subject to the “fiduciary out” provision of the merger agreement described above. Highlands’s directors have also agreed in such voting agreements not to commence, join as a plaintiff, participate as a member of any purported or actual class, or otherwise assist, facilitate or encourage any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to the mergers. As of the record date for the Highlands special meeting, the directors and certain executive officers of Highlands, all of whom have executed voting agreements, beneficially owned in the aggregate approximately 13.0% of Highlands’s outstanding common stock.

BUSINESS OF LAKELAND

Financial and other information relating to Lakeland is set forth in Lakeland’s 2017 Annual Report on Form 10-K, which is incorporated by reference in this proxy statement and prospectus. Lakeland will furnish you with copies of the documents incorporated by reference in this proxy statement and prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 67.

BUSINESS OF HIGHLANDS

Highlands Bancorp, Inc., which is sometimes referred to in this proxy statement and prospectus as Highlands Bancorp or Highlands, is a one-bank holding company incorporated under the laws of New Jersey in 2010 to serve as the holding company for Highlands State Bank. Highlands State Bank, a state-chartered commercial bank which commenced business in 2005, is a full service community bank headquartered and maintaining its main office in Vernon, New Jersey with additional branch offices in Sparta, Totowa and Denville, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey. As of June 30, 2018, Highlands Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $487.9 million, $427.3 million, $404.2 million and $30.3 million, respectively. See “SUMMARY—The Companies” at page 4.

DESCRIPTION OF LAKELAND CAPITAL STOCK

The authorized capital stock of Lakeland consists of 100,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of June 30, 2018, there were 47,484,057 shares of Lakeland common stock issued and outstanding. As of the same date, there were no shares of preferred stock issued or outstanding. All outstanding shares of Lakeland common stock are fully paid and non-assessable. The Lakeland common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Lakeland has no options, warrants or other rights authorized, issued or outstanding other than options, restricted stock and restricted stock units granted under Lakeland’s equity compensation plans.

Common Stock

Dividends

The holders of Lakeland common stock share ratably in dividends when and if declared by Lakeland’s board of directors from legally available funds. Declaration and payment of cash dividends by Lakeland depends upon cash dividend payments to it by Lakeland’s subsidiaries, which are Lakeland’s primary source of revenue and cash flow. Lakeland is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Lakeland, and consequently the right of creditors and shareholders of Lakeland, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Lakeland in its capacity as a creditor may be recognized.

Dividends by Lakeland and its subsidiaries are subject to various limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of the dividend will not reduce the surplus of the bank.

If, in the opinion of the FDIC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice—which could include the payment of dividends—the FDIC may require, after notice and hearing, that such bank cease and desist from such practice or, as a result of an unrelated practice, require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution’s ability to pay dividends. Further, bank regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction. Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends which Lakeland and Lakeland Bank may pay.

Voting Rights

At meetings of shareholders, holders of Lakeland common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Lakeland common stock at a meeting at which a quorum is present.

The Lakeland board of directors is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Lakeland board of directors is elected each year and the directors serve for terms of up to three years.

The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire board of directors. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of the Lakeland certificate of incorporation relating to the classification of the board of directors. In addition, shareholders may remove any director from office only for cause, as defined in the Lakeland certificate of incorporation.

Lakeland common stock currently trades on the NASDAQ Global Select Market. Under NASDAQ’s applicable rules, approval of Lakeland’s shareholders is required for the issuance of shares of Lakeland common stock or securities convertible into or exercisable for Lakeland common stock if the issuance of such securities:

•

Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•

Is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Lakeland has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Lakeland common stock or voting power of 5% or more;

•

Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Lakeland common stock, or have 20% or more of the voting power, outstanding before issuance;

•	Would result in a change in control of Lakeland; or

•	Is in connection with the adoption or material modification of a stock compensation plan.

Pre-Emptive Rights; Redemption

Holders of Lakeland common stock do not have pre-emptive rights to acquire any additional shares of Lakeland common stock. Lakeland common stock is not subject to redemption.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Lakeland, holders of its common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of holders of any preferred stock that Lakeland may issue in the future, as described below.

Anti-Takeover Provisions in the Certificate of Incorporation and New Jersey Law Provisions

Lakeland’s certificate of incorporation and by-laws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Lakeland. These provisions:

•	Divide Lakeland’s board of directors into three classes serving staggered three-year terms;

•	Prevent the shareholders from removing directors without cause;

•

Require that shares with at least 80% of the total voting power, and shares with at least two thirds of the total voting power after excluding any 20% shareholder, approve a merger or other similar transaction if the transaction is not approved, in advance, by Lakeland’s board of directors;

•	Require that shares with at least 80% of the total voting power approve the repeal or amendment of certain provisions of Lakeland’s certificate of incorporation;

•	Authorize the Lakeland board to consider all factors that it deems relevant in evaluating a pending tender offer or other potentially hostile acquisition; and

•	Require advance notice of nominations for the election of directors and require any individuals so nominated to be present in person at the meeting at which he or she is voted upon.

The New Jersey Business Corporation Act also contains certain provisions applicable to Lakeland that may have the effect of deterring or discouraging an attempt to take control of Lakeland. Specifically:

•

The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board may, in addition to considering the effects of any action on shareholders, consider any of the following:

•	the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers;

•	the effects on the community in which the corporation operates; and

•

the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

•

Lakeland is subject to the New Jersey Shareholders Protection Act, which prohibits certain New Jersey public corporations from engaging in business combinations—including mergers, consolidations, significant asset dispositions and certain stock issuances—with any 10% shareholder for five years after such person becomes a 10% shareholder, unless the business combination is approved by the board of directors prior to the date that the shareholder became a 10% shareholder. In addition, the Protection Act prohibits any business combination at any time with a 10% shareholder other than a transaction that is approved by the board of directors in advance or is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the 10% shareholder, or satisfies certain “fair price” and related criteria.

Preferred Stock

Lakeland has 1,000,000 shares of authorized but unissued preferred stock. These shares are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, our restated certificate of incorporation, as amended, authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock do not have preemptive rights with respect to any newly issued stock. Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lakeland that the board of directors does not believe to be in the best interests of its shareholders, the board could issue preferred stock which could make any such takeover attempt more difficult to complete. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the merger, Highlands’s shareholders will receive shares of Lakeland common stock in exchange for their shares of Highlands common stock. The following is a summary of certain material differences between the rights of holders of Highlands common stock and the rights of holders of Lakeland common stock. Since both Lakeland and Highlands are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies’ governing instruments differ with respect to shareholders’ rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies’ governing instruments.

Directors

Lakeland’s restated certificate of incorporation provides for the election of directors on a three year staggered term basis. Highlands’s certificate of incorporation does not provide for a staggered board; all of its directors are elected annually.

Lakeland’s by-laws exclude certain persons from election to the board. Directors may not serve on the board of any other financial institution or bank or savings and loan holding company. Highlands does not provide for similar limitations excluding directors who serve on other financial or bank boards.

Vote Required

Lakeland’s restated certificate of incorporation provides several instances—most of which relate to the amendment of provisions in the restated certificate of incorporation—in which a greater than majority voting requirement is imposed for purposes of determining whether shareholders have approved a particular matter. For example, the affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is required to amend or repeal provisions in Lakeland’s restated certificate of incorporation relating to (i) the authority of Lakeland’s board of directors to issue stock without prior shareholder approval, (ii) the number and terms of directors, including the classification of the Lakeland board, (iii) the considerations to be taken into account by the Lakeland board in evaluating acquisition offers and (iv) the requisite shareholder vote in respect of acquisitions of Lakeland. The affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is also required to amend, alter or repeal Lakeland’s bylaws (provided that Lakeland’s board may alter, amend or repeal the bylaws without any shareholder action). In addition, (i) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock is required to approve a merger or consolidation of Lakeland with, or a sale, exchange or lease of all or substantially all of Lakeland’s assets to, any person or entity where Lakeland’s board of directors has not recommended the transaction to Lakeland’s shareholders, and (ii) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock, and the affirmative vote of the holders of at least 67% of Lakeland’s voting stock not held by a “Controlling Party” (defined as any shareholder owning or controlling 20% or more of Lakeland’s voting stock at the time of the proposed transaction), is required to approve certain mergers, consolidations, sales, exchanges or leases of all or substantially all of Lakeland’s assets not recommended by Lakeland’s board.

Highlands’s certificate of incorporation does not contain greater than majority voting requirements.

Highlands’s directors, like Lakeland’s directors, are elected by a plurality of the votes cast.

Exculpation of Directors and Officers

New Jersey law permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for breach of fiduciary duties, provided that the law does not excuse:

•	a breach of the duty of loyalty;

•	an act or omission that is not in good faith;

•	a knowing violation of law; or

•	receipt of an improper personal benefit.

Both Highlands’s certificate of incorporation and Lakeland’s restated certificate of incorporation contain this exculpatory language.

Indemnification

Lakeland’s by-laws permit, but do not require, that directors and officers be indemnified from specific actions. Highlands’s certificate of incorporation requires that directors and officers be indemnified from specific actions.

LEGAL MATTERS

The validity of the shares of Lakeland common stock to be issued in the merger has been passed upon for Lakeland by Lowenstein Sandler LLP, counsel to Lakeland. Lowenstein Sandler LLP will also render the opinion referred to under “THE MERGER—Material United States Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. (the Company) as of December 31, 2017 and 2016, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this proxy statement and prospectus, Highlands does not know of any other matter that will be presented for consideration at its special meeting of shareholders other than as described in this proxy statement and prospectus. However, if any other matter is to be voted upon, the form of proxy submitted to shareholders of Highlands shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Highlands special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Lakeland filed a registration statement on Form S-4 to register with the SEC the Lakeland common stock to be issued to Highlands shareholders in the merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Lakeland in addition to being a proxy statement of Highlands for Highlands’s special meeting of shareholders. As allowed by SEC rules, this proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Lakeland files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Lakeland, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Lakeland to “incorporate by reference” information in this document. This means that Lakeland can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Lakeland previously filed with the SEC. They contain important information about Lakeland and its financial condition.

LAKELAND BANCORP, INC.

File No. 000-17820

Report	Applicable period/filing date
Annual Report on Form 10-K	Year ended December 31, 2017
Quarterly Reports on Form 10-Q	Periods ended March 31, 2018 and June 30, 2018
Current Reports on Form 8-K	Filed with the SEC on January 26, 2018, April 25, 2018, May 11, 2018, June 22, 2018, July 26, 2018 and August 24, 2018 (except for such information that is deemed furnished and not filed in accordance with SEC rules)
Description of Common Stock contained in Registration Statement on Form 8-A	Filed with the SEC on February 18, 2000 (including any amendment or report filed with the SEC for the purpose of updating this description)

Lakeland incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. However, information that is deemed “furnished”, as distinct from “filed”, in Current Reports on Form 8-K is not incorporated in this proxy statement and prospectus.

You can obtain any of the documents incorporated by reference in this document through Lakeland, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from Lakeland without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Lakeland at the following address:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: (973) 697-2000

Attention: Timothy J. Matteson, Esq.

Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [                ], 2018, TO RECEIVE THEM BEFORE THE HIGHLANDS SHAREHOLDERS’ MEETING. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS LAKELAND HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 23, 2018, is by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), and Highlands Bancorp, Inc., a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Highlands State Bank, a New Jersey-chartered commercial bank (the “Company’s Bank”) and a wholly-owned subsidiary of the Company, with and into Lakeland Bank, a New Jersey-chartered commercial bank (the “Parent’s Bank”) and a wholly-owned subsidiary of Parent, with the Parent’s Bank as the surviving corporation, as provided in Section 1.13 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey, on a date determined by Parent on at least five Business Days prior notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), provided, however, that the Closing Date shall not be a date prior to the first Business Day in 2019. In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable)

necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, a certificate of merger relating to the Merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement (the “Certificate of Merger”). The Certificate of Merger shall specify the Effective Time of the Merger. For purposes of this Agreement, the term “Effective Time” shall mean (i) a date and time following the consummation of the Closing agreed to by Parent and the Company and set forth in the Certificate of Merger (which date and time the Parties currently anticipate will be the close of business on the Closing Date) or (ii) in the event that the Parties fail to specify such date and time in the Certificate of Merger, the time of the filing of the Certificate of Merger. The Merger shall be effective as of the Effective Time.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 2.2(e) and 8.1(k) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 1.015 shares of the common stock, no par value, of Parent (“Parent Common Stock”) (such share, the “Per Share Common Stock Consideration” and the ratio of such number to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Common Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. The Company and Parent hereby appoint American Stock Transfer and Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.6 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by plans referenced in Section 3.2(a) of the Company Disclosure Schedule (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). The Stock Options presently governed by the Company Stock Compensation Plans represent the right to purchase Company Common Stock and not the capital stock of the Company’s Bank or any other Subsidiary of the Company. True and complete copies of the Company Stock Compensation Plans and each Option Grant Agreement relating to outstanding Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(a) of the then current draft of this Agreement). Prior to the Closing, the Company’s Board of Directors shall take all actions necessary such that all Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall either be forfeited or, if the holders thereof execute and deliver prior to the Effective Time an option cancellation agreement in form and substance reasonably satisfactory to Parent, cancelled in exchange for a payment to be made by Parent to any such holder promptly after the later of the Effective Time and Parent’s receipt of such holder’s option cancellation agreement and cancelled Old Stock Option, such payment to be in an amount equal to the Option Cancellation Amount. For purposes of this Agreement, the term “Option Cancellation Amount” shall mean, for an Old Stock Option covering a specified number of shares of Company Common Stock outstanding immediately prior to the Effective Time, an amount equal to the number of shares of Company Common Stock covered by such Old Stock Option immediately prior to the Effective Time multiplied by the amount, if any, by which the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the date immediately preceding the Effective Time, exceeds the exercise price of such Old Stock Option.

(b) All outstanding shares of restricted stock (“Restricted Shares”) granted by the Company are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the Company Compensation Plans and the agreements pursuant to which such Restricted Shares were granted (each, a “Restricted Stock Grant Agreement”). True and complete copies of each Restricted Stock Grant Agreement relating to outstanding Restricted Shares have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(b) of the then current draft of this Agreement). Each outstanding Restricted Share shall be treated in the same manner as all other shares of Company Common Stock are treated under Sections 1.4 of this Agreement.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9 By-Laws. At the Effective Time, the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 Directors and Officers of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.12 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Old Stock Options and Restricted Shares, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Old Stock Options and Restricted Shares in respect of which such deduction and withholding was made by Parent.

1.13 The Bank Merger. Immediately following the Effective Time, the Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with the provisions of the Bank Merger Act and, to the extent applicable, the New Jersey Banking Act of 1948, as amended (the “Banking Act”), and the regulations of the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and the Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and the Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and the Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Parent’s Bank shall become the certificate of incorporation and by-laws of the Surviving Bank, the officers and employees of the Parent’s Bank and the officers and employees of the Company’s Bank shall be the officers and employees of the Surviving Bank with such modifications as the Board of Directors of the Parent’s Bank shall determine, and the directors of the Parent’s Bank shall be the directors of the Surviving Bank. The Company and Parent shall cause the Company’s Bank and the Parent’s Bank to execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the FDIC and the New Jersey Department for approval of the Bank Merger.

1.14 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company shall have appraisal rights with respect to the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective

Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2012 (or since the date of formation with respect to any such entity formed on or after December 31, 2012) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 10,000,000 shares of Company Common Stock, 5,450 shares of Series A Preferred Stock and 6,853 shares of Series C Preferred Stock (such shares of Series A Preferred Stock and Series C Preferred Stock, collectively, “Company Preferred Stock”). As of the date hereof, there were 2,790,481 shares of Company Common Stock outstanding, 11,590 shares of Company Common Stock held by the Company as treasury stock, no shares of Company Preferred Stock outstanding and no shares of Company Preferred Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 304,841 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Compensation Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All statements made in Section 1.6(a) of this Agreement regarding the outstanding Stock Options and all statements made in Section 1.6(b) of this Agreement regarding Restricted Shares are accurate. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Restricted Share: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant and the vesting schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as otherwise set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary. Assuming compliance by Parent with Section 1.6 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock, $5.00 par value per share, of which 1,788,262 shares of the Company’s Bank’s stock are outstanding and are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Stock Options and Restricted Shares, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Stock Options or Restricted Shares prior to, or otherwise coordinated the grant of Stock Options or Restricted Shares with, the release or other public announcement of material information regarding the Company or its financial results or prospects. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d) Except as disclosed in Section 3.2(d) of the Company Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

(e) All shares of previously outstanding Company Preferred Stock and all shares of any other previously outstanding preferred stock of the Company, together with any warrants issued in connection with such shares, have been redeemed with no further obligations to the former holders thereof.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of the holders of the Company Common Stock as contemplated herein, to consummate the transactions contemplated hereby and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock for approval at the Company Shareholders’ Meeting and (iv) resolved to recommend that the holders of the Company Common Stock approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of the Bank Merger Agreement have been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with and declaration of effectiveness by the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 (the “S-4”) in which the proxy statement in definitive form relating to the meeting of the holders of the Company Common Stock to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will be included as a proxy statement and prospectus, (e) the approval of this Agreement and the Merger by the requisite vote of the holders of the Company Common Stock, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2014, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has not registered, and has not been required to register, any shares of its capital stock under the Securities Act of 1933, as amended (the “Securities Act”). The Company currently has no shares of its capital stock registered, and is not required to register, any shares of its capital stock under the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), and since July 19, 2012, has not filed, or been required to file, with the SEC under the Securities Act or the Exchange Act any reports, schedules, registration statements, prospectuses or other documents, other than a Notice of an Exempt Offering of Securities under the SEC’s Regulation D. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure to the Company Regulatory Authorities. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company’s management has not performed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or against the 2013 framework establish by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), but the Company has no reason to believe that, if required, such assessment would result in the identification of any material weaknesses or significant deficiencies in the Company’s internal accounting controls.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2015, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2016 and 2017, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2015, 2016 and 2017, accompanied by the audit report (or reports) of BDO USA (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of June 30, 2018 and the related unaudited consolidated statements of income and cash flows for the three and six months ended June 30, 2017 and 2018 and (d) the notes, if any, related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated results of operations, changes in shareholders’

equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of June 30, 2018, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2018, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since June 30, 2018, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (y) “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of its then independent public accountants) for the Company and its Subsidiaries since January 1, 2015.

3.7 Broker’s and Other Fees. Other than as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, FIG Partners, LLC (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of the then current draft of this Agreement). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2017, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of June 30, 2018 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2017 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2017, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Stock Options or Restricted Shares (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for grants, awards or issuances since December 31, 2017) or amendment or modification to the terms of any Stock Options or Restricted Shares,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2010. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax

Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance). Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan; (vii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2017, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2017.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose annual salary and bonus for the year ended December 31, 2017 was in excess of $80,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) the names of each director of the Company or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during each of the years ended December 31, 2016 and December 31, 2017. To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries to be contained in the Company’s regulatory applications, including without limitation its applications to the FRB, the FDIC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2015, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder by the Company or its Subsidiaries will cause the Company or its Subsidiaries or Parent or its Subsidiaries to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2017 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or license or, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries under the Real Property Leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) The Company’s Bank does not sponsor, maintain or otherwise provide any bank owned life insurance. The Company and its Subsidiaries do not sponsor, maintain or otherwise provide any other type of insurance coverage providing for, and are not otherwise obligated to pay, any death benefits with respect to any current or former employee, officer or director of the Company or its Subsidiaries.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum or petroleum products or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, including the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the protection of human health and safety and/or the environment, including damages to and restoration of natural resources, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Regulated Substance.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of the then current draft of this Agreement).

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees or agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2017, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2017 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2017, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2017, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of June 30, 2018, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of June 30, 2018, the

reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has previously delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2017 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2012, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12 of this Agreement, apply to this Agreement or any of the other transactions contemplated hereby and (ii) has taken all action required to be taken by it pursuant to the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2017.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Vote Required. Assuming that a quorum is present in person or by proxy at the Company Shareholders’ Meeting, approval by a majority of the votes cast at such meeting by the holders of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of this Agreement and the Merger. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of Company, the Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Other than as set forth in Section 3.25(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, from January 1, 2015 through the date hereof, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Parent’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power (corporate or otherwise) and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of June 30, 2018, there were 47,484,057 shares of Parent Common Stock outstanding, no shares of Parent Common Stock held by Parent as treasury stock, no shares of Parent Preferred Stock outstanding and no shares of Parent Preferred Stock held as treasury stock. As of June 30, 2018, there were no shares of Parent Common Stock reserved for issuance except for 2,359,836 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Stock Incentive Plans”). Parent does not maintain its own dividend reinvestment and stock purchase plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated hereby and the Parent’s Bank Subsidiary has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Parent’s Bank. No other corporate proceedings on the part of Parent or the Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by the Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Parent’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by the Parent’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or the Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Parent’s Bank of the Bank Merger Agreement and (4) the consummation by the Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2014 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

4.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2016 and 2017, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2015, 2016 and 2017, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of June 30, 2018 and the related unaudited consolidated statements of income and cash flows for the three and six months ended June 30, 2017 and 2018 and (d) the notes related thereto (the “Parent Financial Statements”). KPMG LLP is independent with respect to Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.7 SEC Reports.

(a) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2017 (the “Parent Reports”). Except as set forth in Section 4.7(a) of the Parent Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of Parent no enforcement action has been initiated against Parent or its officers or directors by the SEC relating to disclosures contained in any Parent Report.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(c) Except as set forth in Section 4.7(c) of the Parent Disclosure Schedule, since January 1, 2015, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2017, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Parent Information.

(a) The information relating to Parent and the Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB, the FDIC and the New Jersey Department will be accurate in all material respects.

4.11 Compliance with Applicable Law. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.14 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

4.16 Loan Loss Provision. As of June 30, 2018, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of June 30, 2018, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all Parent Regulatory Agencies.

4.17 Community Reinvestment Act. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory”. Except as listed on Section 4.17 of the Parent Disclosure Schedule, from January 1, 2015 through the date hereof, no person or group has adversely commented in writing to Parent or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.18 Prior Regulatory Applications. Except as disclosed in Section 4.18 of the Parent Disclosure Schedule, from January 1, 2015 through the date hereof, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.19 Regulatory Capital. Upon consummation of the Merger, and after taking account of the Merger and Parent’s ownership of the Company’s Bank, as calculated on a pro forma basis as of June 30, 2018, Parent will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend on the Company Common Stock in an amount not to exceed $0.02 per share;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options, other than pursuant to their terms as in effect on the date hereof or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 125,586 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Compensation Plans prior to the date hereof, any such exercise to be in accordance with the original terms of such Stock Options;

(c) amend its certificate of incorporation, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(h) change its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof, other than the payment of employee bonuses to specified persons and in the specified amounts set forth on Schedule 5.1(i) hereto or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof and other than providing for the cancellation of Stock Options in accordance with the provisions of Article I of this Agreement;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q) except in the Ordinary Course of Business and in amounts less than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) Except as set forth on Schedule 5.1(r), (x) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the states of New Jersey, New York, and Pennsylvania, (C) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an Aggregate Exposure in excess of $3,000,000, provided that the Company may loan up to an additional $500,000 to an existing borrower between the date hereof and the Closing Date without obtaining Parent’s prior written consent, (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an Aggregate Exposure in excess of $3,000,000, (E) the transaction involves a restructuring of a prior extension of credit with an Aggregate Exposure (prior to the restructuring) in excess of $1,000,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Company or any of its Subsidiaries or is otherwise subject to the FRB’s Regulation O, regardless of the amount of such transaction; (H) the transaction arises outside of the Ordinary Course of Business of the Company and its Subsidiaries; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing. For any proposed extension of credit for which the Company shall seek the prior consent of Parent as required by this Section 5.1(r), the Company and Parent shall follow the procedures set forth on Schedule 5.1(r). For purposes of this paragraph, “Aggregate Exposure” means all obligations of the borrower and any related entities and/or guarantors, including unused commitments, consumer loans, contingent liabilities as endorser or guarantor and undrawn letters of credit, but excluding aggregate loans on personal residences of less than $2,500,000 and secured by a first mortgage on 1-4 family real estate in an amount that does not exceed eighty percent (80%) of appraised value.

(s) incur any additional borrowings beyond those set forth in Section 5.1(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(v) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(w) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(x) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y) after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z) take any other action outside of the Ordinary Course of Business; or

(aa) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would materially adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would materially adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(b) change its methods of accounting in effect at December 31, 2017, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;

(c) amend its certificate of incorporation, by-laws or similar governing documents other than (i) to enable Parent to comply with the provisions of this Agreement, (ii) to enable Parent’s Bank to comply with the provisions of the Bank Merger Agreement, (iii) to establish one or more series of Parent Preferred Stock or (iv) to adopt provisions or authorize actions that do not materially and adversely affect the holders of Company Common Stock; or

(d) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that the

Company’s shareholders’ approval of the Merger (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company dated June 5, 2018 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Company’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (if and to the extent that such rules are applicable to the Company) or other disclosure requirements under applicable Law, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein as such terms may be adjusted by Parent pursuant to Section 5.3(b) of this Agreement or otherwise) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the Company Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and Parent’s Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the Company Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions from time to time concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2018), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC.

6.3 Shareholders’ Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company shall deliver to Parent copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors and certain executive officers of the Company (the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries (the “Parent Plans”) in which similarly situated employees of Parent and its Subsidiaries participate, to the same extent as similarly situated employees of Parent or its Subsidiaries (it being understood that inclusion of Company Employees in such Parent Plans may occur at different times with respect to different plans). The Company agrees to take any necessary actions to cease benefit accruals under any Company plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b) With respect to each Parent Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive pre-existing condition limitations applicable to the Company Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c) Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Effective Time, the Company shall, and shall cause its Subsidiaries to, terminate any and all Company Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that any such 401(k) Plans shall not be terminated. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its Subsidiaries, as the case may be. Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plan as Parent may reasonably request.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate annual premium in excess of 300% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires, or directs the Company to acquire at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Company prior to the date hereof, single premium tail insurance. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, such tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Intentionally omitted.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, Parent shall be under no obligation to retain any employee of Company or Company Bank, Parent will, as of the Effective Date, make a good faith effort to offer continued employment to each employee of Company or the Company Bank, whether in their current position or in another position with Parent or its Subsidiaries, subject to Parent’s employment policies and procedures and the needs of Parent and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company or the Company’s Bank as of the date hereof whose employment is terminated or substantially adversely modified by Parent or any of its Subsidiaries within one year after the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall be entitled to severance payments from Parent in accordance with the formula set forth in Section 6.11 of the Company Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor and perform under and/or permit the Company to honor and perform under those certain agreements set forth on Section 6.11(b) of the Company Disclosure Schedule.

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Merger and the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.13 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.14 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.13 of this Agreement.

6.15 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this Agreement be terminated for any reason. Parent shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.16. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-Off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.17. Transaction Expenses of the Company.

(a) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses that the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.18 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.18 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.18 and all other reports delivered by the Company hereunder.

6.19 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent, such opinion to be in form and substance satisfactory to Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a “Response Action Outcome” (as such term is defined under ISRA and SRRA) in form and substance satisfactory to Parent, or (iii) a “Remediation Certification” (as such term is defined in N.J.A.C. 7:26B-1, et seq.), in form and substance satisfactory to Parent, prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of a Response Action Outcome, or (iv) approval of any “Remedial Action Workplan” (as such term is defined under ISRA and SRRA) in form and substance satisfactory to Parent, or (v) issuance of a waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.S.A. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.19.

6.20 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.21 Payment of Retention Bonuses. Provided that a person listed on Section 6.21 of the Company Disclosure Schedule (i) remains an employee of the Company or the Company’s Bank from the date hereof through the date after the Effective Time that is thirty (30) days after the date that the Company’s core banking computer systems have been converted to Parent’s systems and (ii) does not accept employment with Parent,

Parent’s Bank or another Subsidiary of Parent for any period subsequent to the Effective Time, Parent shall pay to such person the bonus compensation provided for such employee in Section 6.21 of the Company Disclosure Schedule.

6.22 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.23 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.24 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.24 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in Parent’s reasonable judgment, impair, in any material respect, the value of the Merger to Parent. All conditions required to be satisfied prior to the Effective

Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both the Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or the Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP (the “Tax Opinion”), reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Intentionally omitted.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties that are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Required Steps. The Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this

Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-Off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 8.5 of this Agreement;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date;

(j) by the Company if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date; or

(k) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:

(1) the Parent Common Stock Average Price on the Determination Date shall be less than $15.60 (the “Base Amount”); and

(2) (i) the number (rounded to four decimals) obtained by dividing the Parent Common Stock Average Price on the Determination Date by the Parent Initial Price (the “Parent Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”);

Notwithstanding the foregoing, if the Company elects to exercise its termination right pursuant to this subsection (k), it shall give prompt written notice to Parent. During the seven-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Per Share Common Stock Consideration to be received by the holders of Company Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Base Amount multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Common Stock Average Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the equivalent Exchange Ratio as adjusted pursuant to this subsection (k).

For purposes of this subsection (k), the following terms shall have the following meanings:

“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means $4,308.44.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.

“Parent Initial Price” means $19.50.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the Parent Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.1(k).

8.2 Effect of Termination.

In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(h) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $2,250,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $325,000 in such expenses (the “Termination Expenses”), provided, however that the sum of the Termination Fee and the Termination Expenses shall not exceed $2,575,000 (the “Maximum Amount”);

(ii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses; and

(iii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the

Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to 8.1(d) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount less any Termination Expenses paid to Parent pursuant to clause (ii) of this Section 8.5.

For purposes of clauses (ii) and (iii) of this Section 8.5, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) of this Agreement except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Thomas J. Shara, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:

Highlands Bancorp, Inc.

310 Route 94

P.O. Box 160

Vernon, New Jersey 07462

Attn: Steven C. Ackmann, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and the Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and the Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Knowledge” means, with respect to the Company, the actual knowledge of George E. Irwin, Steven C. Ackmann, Eileen D. Piersa, Patrick W. Smith and Joanne Sagaas, and with respect to Parent, the actual knowledge of Thomas J. Shara, Thomas F. Splaine, Jr., and Timothy J. Matteson and John F. Rath, III.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and the Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

401(k) Plan	6.7(c)
Accounting Firm	3.6(a)
Acquisition Proposal	5.3(e)(i) and 8.5
Advisory Firm	3.7
Aggregate Exposure	5.1(r)
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Banking Act	1.13
Bank Merger	1.13
Bank Merger Agreement	1.13
Base Amount	8.1(k)(1)
BCA	1.1
BCSRA	3.17(d)
BHCA	3.1(a)
cause	6.11
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2
Code	1.11
Exchange Ratio	1.4(a)
Company	Preamble
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)

Company Contract	3.14(g)
Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Pension Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)
Company Shareholder Approval	5.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.6(a)
Company Subsequent Determination	5.3(b)
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-Off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(b)
DOL	3.11(b)
Effective Time	1.2
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.5
Exchange Fund	2.1
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FDIC	3.1(b)
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Index Ratio	8.1(k)(2)
Initial Index Price	8.1(k)
Insurance Amount	6.8(b)
Intellectual Property	3.25(i)(1)
IRS	3.10(a)
ISRA	3.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d)
LSRP	6.19

Maximum Amount	8.5(i)
Merger	Recital A
Merger Consideration	1.4(c)
New Jersey Department	1.13
NJDEP	6.19
Notice of Superior Proposal	5.3(b)
Old Stock Options	1.6(a)
Option Cancellation Amount	1.6(a)
Option Grant Agreement	1.6(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Common Stock	1.4(a)
Parent Common Stock Average Price	8.1(k)
Parent Disclosure Schedule	Article IV Lead-in
Parent Financial Statements	4.6
Parent Initial Price	8.1(k)
Parent Plans	6.7(a)
Parent Preferred Stock	4.2(a)
Parent Ratio	8.1(k)(2)
Parent Regulatory Agencies	4.5
Parent Reports	4.7(a)
Parent Stock Incentive Plans	4.2(a)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(i)(1)
Per Share Common Stock Consideration	1.4(a)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Registration	3.25(i)(5)
Regulated Substances	3.17(d)
Regulatory Agreement	3.15
Remedial Action Workplan	6.19
Remediation Certification	6.19
Response Action Outcome	6.19
Restricted Shares	1.6(b)
Restricted Stock Grant Agreement	1.6(b)
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
Spill Act	3.17(d)
SRRA	3.17(d)
Stock Option	1.6(a)
Stock Options	1.6(a)

Superior Proposal	5.3(e)(ii)
Surviving Bank	1.13
Surviving Corporation	1.1
Taxes	3.10(h)
Tax Opinion	7.1(d)
Tax Return	3.10(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trademarks	3.25(i)(1)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(b)
Voting Agreements	6.5

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Name: Thomas J. Shara
Title: President and Chief Executive Officer

HIGHLANDS BANCORP, INC.

By:	/s/ Steven C. Ackmann
Name: Steven C. Ackmann
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

MERGER AGREEMENT BETWEEN

HIGHLANDS STATE BANK

AND

LAKELAND BANK

UNDER THE CHARTER OF LAKELAND BANK,

UNDER THE TITLE OF LAKELAND BANK

THIS MERGER AGREEMENT (this “Agreement”) is made between Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, and Highlands State Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, each acting pursuant to a resolution duly adopted by its board of directors authorizing this Agreement, pursuant to the authority given by and in accordance with the provisions of Section 134 of the New Jersey Banking Act of 1948, as amended (N.J.S. 17:9A-134).

W I T N E S S E T H :

Section 1. The name of the merging bank is Highlands State Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Highlands State Bank”), with its principal office being located at 310 Route 94, Township of Vernon, County of Sussex, in the State of New Jersey, having branch offices at the locations set forth on Schedule I hereto.

Section 2. The name of the receiving bank is Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Lakeland Bank”), with its principal office being located at 2717 Route 23 South, Newfoundland, County of Passaic, in the State of New Jersey, having branch offices at the locations set forth on Schedule II hereto.

Section 3. Highlands State Bank shall be merged into Lakeland Bank under the charter of Lakeland Bank. After the merger is effected, the name of the receiving bank (the “Receiving Bank”) shall be Lakeland Bank.

Section 4. The persons named below shall serve as the board of directors of the Receiving Bank at the Effective Time (as hereinafter defined):

Bruce D. Bohuny

Mary Ann Deacon

Brian Flynn

Mark J. Fredericks

James E. Hanson II

Janeth C. Hendershot

Lawrence R. Inserra, Jr.

Thomas J. Marino

Robert E. McCracken

Robert B. Nicholson, III

Thomas J. Shara

Section 5. The persons named below shall serve as the officers of the Receiving Bank at the Effective Time (as hereinafter defined), in the respective capacities set forth opposite their respective names:

Thomas J. Shara	President and Chief Executive Officer
Ronald E. Schwarz	Senior Executive Vice President and Chief Operating Officer
Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer
Timothy J. Matteson, Esq.	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
James M. Nigro	Executive Vice President and Chief Risk Officer
Ellen Lalwani	Executive Vice President and Chief Retail Officer
John F. Rath, III	Executive Vice President and Chief Lending Officer
Jeffrey J. Buonforte	Executive Vice President and Senior Government Banking & Financial Services Officer
Paul Ho-Sing-Loy	Executive Vice President and Chief Information Officer
James R. Noonan	Executive Vice President and Chief Credit Officer
Stephen Novak	Executive Vice President and Senior Commercial Real Estate Officer & Group Leader
Michael A. Schutzer	Executive Vice President and Regional President
David S. Yanagisawa	Executive Vice President and Senior Loan Officer

Section 6. The business of the Receiving Bank shall be that of a New Jersey-chartered commercial bank. At the Effective Time (as hereinafter defined), the principal office of the Receiving Bank shall be maintained at 2717 Route 23 South, Newfoundland, New Jersey.

Section 7. The branch offices at the locations set forth on each of Schedule I and Schedule II hereto shall be continued as branch offices of the Receiving Bank.

Section 8. The merger will become effective at the time (the “Effective Time”) this Agreement, with certifications attached certifying requisite shareholder approval as to each bank, is filed with the Department of Banking and Insurance of New Jersey. At the Effective Time, the certificate of incorporation of the Receiving Bank shall read in its entirety as set forth in Schedule III annexed hereto.

Section 9. At the Effective Time, the amount of capital stock of the Receiving Bank shall be $[8,490,322.50], divided into [1,132,043] shares of common stock, each of $[7.50] par value, and at the Effective Time the Receiving Bank shall have a surplus of $[•]. Such amounts are sufficient to satisfy the requirements of N.J.S. 17:9A-135.

Section 10. In the merger, the number of outstanding shares of Lakeland Bank shall remain outstanding and shall be deemed shares of the Receiving Bank, and the outstanding shares of Highlands State Bank shall be cancelled.

Section 11. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Receiving Bank without any conveyance or other transfer. The Receiving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

Section 12. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 13. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

[Signature page follows.]

WITNESS, the signatures and seals of the merging banks effective as of the              day of                     , 20    , each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	LAKELAND BANK

By:
Timothy J. Matteson, Corporate Secretary		Thomas J. Shara, President and CEO

ATTEST:	HIGHLANDS STATE BANK

By:
Carol J. Hults, Corporate Secretary		Steven C. Ackmann, President and CEO

STATE OF NEW JERSEY	)
: ss.
COUNTY OF PASSAIC	)

On this              day of                     , 20    , before me, a Notary Public for this state and county, personally came Thomas J. Shara, as President and CEO, and Timothy J. Matteson, as Corporate Secretary of Lakeland Bank, and each in his capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF NEW JERSEY	)
:ss.
COUNTY OF SUSSEX	)

On this              day of                     , 20    , before me, a Notary Public for this state and county, personally came Steven C. Ackmann, as President and CEO, and Carol J. Hults, as Corporate Secretary of Highlands State Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

Exhibit B

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of August 23, 2018, by and between Lakeland Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), and the shareholder of Highlands Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Company”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Company Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Common Stock), the “Company Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Company Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Company Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company called to vote for approval of the Merger, however called, or in connection with any written consent of the Company’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Acquisition Proposal.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Parent, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Company Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee of any transfer permitted pursuant to this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Parent, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than the Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal or comment publicly in favor of any Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of the Company after consultation with outside counsel or (ii) if applicable, as an officer of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of the Company after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

2.4 Waiver of Right to Join any Shareholder Suit. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s family members or any entity in which such Shareholder or family member has a controlling interest, and the legal representatives, heirs, successors and assigns of the Shareholder, any family member of such Shareholder and any entity in which such Shareholder or family member has a controlling interest, from commencing, joining as a plaintiff, participating as a member of any purported or actual class, or otherwise assisting, facilitating or encouraging, any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to, the Merger or the Bank Merger. The Shareholder hereby irrevocably waives any right it may have to take any action or to otherwise receive any proposed benefits or consideration as described in the preceding sentence with respect to any such legal proceeding. For purposes of this paragraph, the term “family members” means a Shareholder’s spouse, child (by birth or adoption), spouse’s child, daughter-in-law, son-in-law, brother, sister, mother, father, grandparents, grandchild, step-brother, step-sister, step-parents, parents-in-law, brother-in-law, sister-in-law, aunt, uncle, niece or nephew.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Parent and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Parent has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by the Company’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of Parent, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Parent to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

3.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.7.

(Signature pages follow)

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

LAKELAND BANCORP, INC.

By:
Name: Thomas J. Shara
Title: President and Chief Executive Officer

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Company Shares:

Jointly Owned Company
Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]

Annex B

August 23, 2018

Board of Directors

Highlands Bancorp, Inc.

310 Route 94

Vernon, NJ 07462

Dear Members of the Board of Directors:

We understand that Highlands Bancorp Inc. (or the “Company”) has entered into an Agreement and Plan of Merger with Lakeland Bancorp, Inc. (“Parent”), dated as of August 23, 2018 (the “Agreement”), pursuant to which, among other things, the Company will merge with and into the Parent, and the Company’s bank subsidiary will merge with and into the Parent’s bank subsidiary. Pursuant to the terms detailed in the Agreement, upon the effective date of such Merger, each share of Company Common Stock, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent, shall be converted into the right to receive 1.015 shares (the “Exchange Ratio”) of Parent common stock (the “Merger Consideration”). In connection therewith, you have requested our opinion as to the fairness (the “Opinion”), from a financial point of view, of the Merger Consideration to be paid to the shareholders of the Company pursuant to the Agreement. Unless otherwise defined in this letter, capitalized terms used herein will have the same meaning as in the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy and it has been reviewed by a fairness committee. In addition, FIG has not had a material relationship with Lakeland Bancorp, Inc. for which we have received compensation during the prior two years. FIG has been engaged by Highlands Bancorp, Inc. during the prior two years and we have received compensation for services provided, including Highlands Bancorp Inc.’s private placement in December 2016.

We were retained exclusively by the Board of Directors of the Company to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive compensation from the Company in connection with our services consisting of $50,000 upon delivery of the fairness opinion dated August 23, 2018. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)

reviewed certain historical, publicly available business and financial information concerning the Company and Parent including, among other things, quarterly and annual reports filed by the parties with the Federal Deposit Insurance Corporation and U.S. Securities and Exchange Commission;

(iii)

held discussions with members and representatives of the senior management of the Company and the Parent for the purpose of reviewing future prospects of the potential pro forma institution related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the Merger;

Board of Directors

Highlands Bancorp, Inc.

August 23, 2018

(iv)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(v)	reviewed the current and historical financial results of the Company and Parent;

(vi)	performed a comparison of certain Company and Parent operating and trading information in with other similar publicly traded companies;

(vii)	Reviewed publicly-available consensus earnings estimates for the Parent and assumed long term earnings estimates provided to us by Parent representatives;

(viii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and Parent and in the discussions with the respective management teams or representatives of the Company and Parent. In that regard, we have assumed that any financial forecasts, including, without limitation, the synergies and Company projections of the pro forma institution have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and Parent and that such financial results will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company and Parent or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company and Parent or any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company and Parent. In rendering this Opinion, we have been advised by the Company and Parent, and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our Opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Independent Directors Committee and the Board of Directors the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except

Board of Directors

Highlands Bancorp, Inc.

August 23, 2018

in each case in accordance with our prior written consent, which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of Company Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

FIG PARTNERS, LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empower counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation contains the following provision:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

The Registrant’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

“The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employee.”

The Registrant currently maintains directors’ and officers’ liability coverage which will insure the Registrant’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 23, 2018, by and between the Registrant and Highlands Bancorp, Inc. See Annex A of the proxy statement/prospectus included in this registration statement.

3.1	Registrant’s Restated Certificate of Incorporation, dated July 24, 2018, is incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

3.2	Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 3.3 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012.

Exhibit No.	Description

5.1	Opinion of Lowenstein Sandler LLP.

8.1	Opinion of Lowenstein Sandler LLP, concerning tax matters.

23.1	Consent of KPMG LLP.

23.2	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1 and Exhibit 8.1).

23.3	Consent of FIG Partners, LLC.

24.1	Power of Attorney.

99.1	Form of Highlands Bancorp, Inc. Proxy Card.*

*	To be filed by amendment.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto or incorporated by reference therein.

(c)	Report, Opinion or Appraisal.

The Fairness Opinion of FIG Partners, LLC is included as Annex B of this proxy statement and prospectus.

Item 22. Undertakings

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)    The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g)    The undersigned Registrant hereby undertakes:

1.    To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on the 5th day of October, 2018.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Thomas J. Shara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 5th day of October, 2018 by the following persons in the capacities indicated below.

Person	Capacity

/s/ Thomas J. Shara Thomas J. Shara	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas F. Splaine, Jr. Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bruce D. Bohuny* Bruce D. Bohuny	Director

/s/ Mary Ann Deacon* Mary Ann Deacon	Chairman of the Board

/s/ Brian Flynn* Brian Flynn	Director

/s/ Mark J. Fredericks* Mark J. Fredericks	Director

/s/ James E. Hanson II* James E. Hanson II	Director

/s/ Janeth C. Hendershot* Janeth C. Hendershot	Director

/s/ Lawrence R. Inserra, Jr.* Lawrence R. Inserra, Jr.	Director

/s/ Thomas J. Marino* Thomas J. Marino	Director

/s/ Robert E. McCracken* Robert E. McCracken	Director

/s/ Robert B. Nicholson III* Robert B. Nicholson III	Director

*By: /s/ Thomas J. Shara
Thomas J. Shara Attorney-in-Fact